UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ORION GROUP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
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ORION GROUP HOLDINGS, INC.
12000 AEROSPACE AVENUE, SUITE 300
HOUSTON, TEXAS 77034

April 11, 2017

To Our Stockholders:
On behalf of the Board of Directors, we cordially invite you to attend the 2017 Annual Meeting of Stockholders of Orion Group Holdings, Inc., which will be held on Thursday, May 25, 2017, at 11:00 a.m. Eastern Time. You will be able to attend the 2017 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/orn2017. You will need the 12-digit control number included in your proxy materials in order to be able to enter the Annual Meeting.
At the Annual Meeting, you will be voting on:

(1)	The election of two Class I members to our Board of Directors, each to serve a three-year term and until his successor is duly elected and qualified;

(2)	A non-binding advisory proposal to approve the compensation of our named executive officers as disclosed in the proxy statement (the “say-on-pay” vote);

(3)	A non-binding proposal regarding the frequency of the say-on-pay vote;

(4)	The approval of the Orion Group Holdings, Inc. 2017 Long-Term Incentive Plan;

(5)	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017; and

(6)	Any other business that may properly come before the Annual Meeting, or any reconvened meeting after an adjournment thereof.
The following pages contain the formal Notice of Annual Meeting and the Proxy Statement.

Important Notice Regarding Internet Availability of Proxy Materials
For the Annual Meeting of Stockholders to be held on May 25, 2017
You may access an electronic, searchable copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2016, at http://www.proxyvote.com
This year, as in previous years, we will seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders may also request mailed paper copies if preferred.
The accompanying Proxy Statement provides detailed information regarding the matters to be acted upon at the Annual Meeting. In addition to the Proxy Statement, we have included a copy of our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2016. The Form 10-K provides information regarding our operations as well as our audited, consolidated financial statements. In accordance with Securities and Exchange Commission rules, the Proxy Statement and the Form 10-K, as well as our other proxy materials may be found at www.proxyvote.com.
Your vote is important. Please vote your shares as soon as possible, as this will ensure representation of your shares. Voting is available online or by telephone, or, if you have received a paper copy of our proxy materials, by paper proxy card. Returning the proxy card or voting by telephone or online does not deprive you of your right to attend the virtual meeting and to vote your shares during the live webcast for the matters to be acted upon at the meeting.
Sincerely,
Peter R. Buchler
Corporate Secretary

Houston, Texas
April 11, 2017

ORION GROUP HOLDINGS, INC.
12000 AEROSPACE AVENUE, SUITE 300
HOUSTON, TEXAS 77034
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be held on May 25, 2017
The Proxy Statement and accompanying 2017 Annual Report on Form 10-K are available at http://www.proxyvote.com
You may also access the proxy materials and vote your shares at http://www.proxyvote.com

TIME AND DATE:        11:00 a.m. Eastern Time, on Thursday, May 25, 2017
INTERNET ACCESS:        www.virtualshareholdermeeting.com/orn2017
Use the 12-digit Control Number provided in your proxy materials
ITEMS OF BUSINESS:        (1)To elect two Class I members to our Board of Directors, each to serve a three-year                         term and until his successor is duly elected and qualified;
(2)    To approve a non-binding advisory proposal on the compensation of our named                             executive officers as disclosed in the attached proxy statement (the “say-on-pay”                         vote);
(3)    To vote on a non-binding advisory proposal regarding the frequency of the                            say-on-pay vote;
(4)    To approve the Orion Group Holdings, Inc. 2017 Long-Term Incentive Plan;
(5)    To ratify the appointment of KPMG LLP as the Company’s independent registered                         public accounting firm for 2017; and
(6)    To transact any other business that may properly come before the Annual Meeting                         or any reconvened meeting after an adjournment thereof.
RECORD DATE:        Only stockholders of record at the close of business on March 29, 2017, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
PROXY VOTING:
It is important that your shares are represented and voted at the Annual Meeting. You may vote your shares online or by telephone, as indicated in the accompanying Proxy Statement or the Notice of Internet vailability of Proxy Materials. If you received a paper copy of our proxy materials, you may also vote your shares by completing and returning the proxy card included in those materials. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

You are invited to attend the Annual Meeting through the link at www.virtualshareholdermeeting.com/orn2017, and may vote at that time.
This Notice of Annual Meeting of Stockholders and related Proxy Materials are being distributed or made available to stockholders beginning on or about April 11, 2017.
By Order of the Board of Directors

Peter R. Buchler
Corporate Secretary
Houston, Texas

April 11, 2017

ORION GROUP HOLDINGS, INC.
12000 AEROSPACE AVENUE, SUITE 300
HOUSTON, TEXAS 77034
TELEPHONE: (713) 852-6500

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
We are providing this Proxy Statement, and accompanying proxy materials, to the holders of the common stock of Orion Group Holdings, Inc. (“Orion” or the “Company”) for use in connection with the 2017 Annual Meeting of Stockholders, and any adjournments or postponements thereof. The Annual Meeting will be held on May 25, 2017, at 11:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/orn2017. You may access this site using the 12-digit Control Number provided with your proxy materials. The Proxy Statement, the enclosed form of proxy, and the Company’s Annual Report for the year ended December 31, 2016, are first being distributed or made available to stockholders on or about April 6, 2017.
Our Board of Directors has established March 29, 2017, as the record date for determining the stockholders of record entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to vote on matters presented at the Annual Meeting.
This Proxy Statement contains important information that you should consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it and the enclosed materials carefully.
PLEASE VOTE - YOUR VOTE IS IMPORTANT
ABOUT THE COMPANY
GENERAL INFORMATION
Orion Group Holdings, Inc., a leading construction company, in the building, industrial, and infrastructure sectors in the continental United States, Alaska, Canada and the Caribbean Basin. Our heavy civil marine construction segment services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Our commercial concrete construction segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with offices throughout our operating areas. Our principal executive offices are located at 12000 Aerospace Avenue, Suite 300, Houston, Texas 77034. Our common stock is listed for trading on the New York Stock Exchange (“NYSE”) under the trading symbol ORN. At the close of business on the record date, 27,791,476 shares of common stock were outstanding.
ABOUT THE ANNUAL MEETING
Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” in the mail rather than a full set of proxy materials?
The Securities and Exchange Commission (“SEC”) rules allow companies to provide stockholders with access to proxy materials over the Internet rather than by mailing the proxy materials to stockholders. To conserve natural resources and reduce costs, we are sending a Notice of Internet Availability of Proxy Materials to many of our stockholders. The Notice provides instructions for accessing the proxy materials online or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual Meetings in printed form by mail or electronically by email.
Why did I receive these proxy materials?
The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the 2017 Annual Meeting of Stockholders, which will take place on May 25, 2017 (the “Annual Meeting”). As a stockholder of the Company on the record date, you are entitled to vote your shares at the Annual Meeting.
What is the purpose of the Annual Meeting?
There are currently five (5) proposals scheduled for consideration and vote at the Annual Meeting:

1.	The re-election of two Class I-directors, each to serve a three-year term expiring in 2020;

2.	A non-binding proposal to approve the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); and

3.	A non-binding proposal regarding the frequency of the say-on-pay vote;

4.	The approval of the Orion Group Holdings, Inc. 2017 Long-Term Incentive Plan; and

5.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.
Could other matters be considered and voted upon at the meeting?
Our Board does not expect to bring any other matter before the Annual Meeting and is not aware of any other matter that may be presented for consideration at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies at their discretion.
How many votes may stockholders cast?
Each share of common stock that was outstanding on the record date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. As of the record date, there were 27,791,476 shares of common stock outstanding and entitled to vote at the Annual Meeting.
How many shares must be present to hold the Annual Meeting?
A majority of the outstanding shares of common stock must be present, in person (online) or represented by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” In determining whether a quorum exists, the inspector of elections will count as present shares owned by holders who are present but abstain from voting, shares owned by stockholders who do not vote on one or more proposals, withheld votes, and broker non-votes (see What is a “broker non-vote”? below).
What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are the votes counted?

Proposal	Election of Directors	Say-on-Pay (advisory)	Say-on-Pay Frequency (advisory)	Approval of 2017 Long-Term Incentive Plan	Ratification of Selection of Auditors
Your Voting Options	You may vote “FOR” or “AGAINST” the nominees or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote to hold the say-on-pay vote every “ONE,” “TWO,” or “THREE” years, or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.
Recommendation of the Board of Directors	The Board recommends you vote “FOR” each of the two nominees.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote to hold the say-on-pay vote every “THREE” years.	The Board recommends that you vote “FOR” approval of the 2017 Long-Term Incentive Plan.	The Board recommends that you vote “FOR” ratification of our selection of KPMG LLP as our independent registered public accounting firm for 2017.
Vote Required for Approval	plurality of the votes cast (but see the note below on our “Majority Voting Policy in Director Elections”)	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal	plurality of the votes cast	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal
Effect of Abstention	no effect	will count as a vote AGAINST this proposal	no effect	will count as a vote AGAINST this proposal	will count as a vote AGAINST this proposal
Effect of Broker Non-Vote	no effect	no effect	no effect	no effect	not applicable
Majority Voting Policy in Director Elections. Although our directors are elected by plurality vote, our Board has adopted a majority voting policy. Each of our current directors, including the director nominees, has delivered an irrevocable resignation letter that the Board has the power to accept or decline in the event that the director does not receive more “FOR” than “AGAINST” votes in an uncontested election. We have provided more information about our majority voting policy under the heading “Proposal No. 1 - Election of Directors.”
Any Other Matters. Any other matter properly brought before the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, unless a different vote is required by statute, NYSE listing standards, or our certificate of incorporation or By-laws.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many of our stockholders hold their shares through a broker or other nominee rather than in their own name. As summarized below, there are several distinctions between shares held of record and those held beneficially.
Stockholders of Record. If your shares are registered in your name with the Company’s transfer agent, American Stock Transfer & Trust, you are the stockholder of record of those shares.
Beneficial Owners. If your shares are held in a bank account, brokerage account, or by another nominee, you are the beneficial owner of those shares, and your bank, broker, or nominee (your “broker”) is the stockholder of record.
How do I vote?
Stockholders of Record. If you are a stockholder of record, you may vote in any of the following ways:

(1)	Online at http://www.proxyvote.com;

(2)	By telephone, by calling 1-800-690-6903;

(3)
If you received a paper copy of our proxy materials, by mail, by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, which must be received by the date indicated on the proxy card; or

(4)	During the Annual Meeting by your attendance through our link at www.virtualshareholdermeeting.com/orn2017.

You must use the 12-digit Control Number provided in your proxy materials to access this site.
Beneficial Owners. If you are a beneficial owner, you should refer to the proxy card or voting instruction form you received from your broker for an explanation of the voting options that are available to you. If you wish to vote shares that you beneficially own online during the Annual Meeting, you must request, complete, and deliver a proxy from your broker as directed in the materials provided by your broker.
Can my shares be voted if I do not provide voting instructions?
Stockholders of Record. If you are a stockholder of record and do not deliver a proxy or otherwise vote your shares, your shares will not be voted. However, if you execute a proxy or cast a vote (whether online, by telephone, or by proxy card) without giving instructions as to how to vote on one or more proposals, your shares will be voted in accordance with the Board’s recommendations on the proposals for which you have not provided specific voting instructions.
Beneficial Owners. If you are a beneficial owner and do not provide your broker with specific voting instructions, your shares will not be voted on any proposal as to which your broker does not have discretionary authority to vote. Brokers generally only have discretionary authority to vote shares held in street name on “routine” matters. The proposal to ratify the retention of the independent registered public accounting firm is considered a routine matter. The election of directors, the say-on-pay vote, the say-on-pay frequency vote, and the approval of our 2017 Long-Term Incentive Plan are non-routine matters; therefore, if you do not provide voting instructions to your broker on those proposals, your shares will not be voted on those proposals.
What is a “broker non-vote”?
A “broker non-vote” occurs when a broker holding shares for a beneficial owner submits a proxy that votes the shares on one or more proposals, but does not vote (the “broker non-vote”) on non-routine matters with respect to which the beneficial owner has not given voting instructions. As noted above, if you are a beneficial owner and do not provide voting instructions, the only matter proposed in this proxy statement on which your broker may vote is the ratification of our selection of auditors. If you hold your shares through a broker, bank, or nominee, please follow their instruction as to how to provide them with specific voting instructions.
Can I change or revoke my vote?
Yes. You may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by (1) filing a written revocation with the Corporate Secretary at the Company’s executive offices, (2) submitting online, by mail, or by phone a duly executed proxy bearing a later date, or (3) changing or revoking your vote online at any time before voting is closed at the Annual Meeting at www.virtualshareholdermeeting.com/orn2017.
Who are the proxies?
In connection with the solicitation of proxies for the Annual Meeting, the Board of Directors has appointed Mark R. Stauffer, Peter R. Buchler and Christopher J. DeAlmeida as proxies. All properly executed proxies that specify how the stockholder wishes to vote his shares will be voted in accordance with those instructions.
Who will count the votes?
The Company has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate the votes and act as the Inspector of Elections.
When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting and will publish the final results in a current report on Form 8-K filed with the SEC within four business days following the meeting, which will be available on our website at www.oriongroupholdingsinc.com.
Who pays for the cost of the proxy solicitation?
The Company bears the expense of preparing, printing, mailing, and distributing the proxy materials. In addition to this solicitation by mail, directors, officers, and other employees of the Company may, without additional compensation, solicit the return of proxies by telephone, messenger, facsimile, or email. The Company will request that brokers and other nominee holders of common stock furnish proxy materials to their beneficial owners. The Company will reimburse such brokers and other nominees for their reasonable out-of-pocket expense in doing so.
DISCUSSION OF THE PROPOSALS
PROPOSAL NO. 1 - ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will be asked to elect two (2) directors, each to serve on the Company’s Board of Directors. Under the Company’s By-Laws, the Board may determine by resolution the number of directors that the Company will have. The size of the Board is currently set at six (6) persons.
The Company’s Certificate of Incorporation and By-Laws provide for a classified Board of Directors, divided into three (3) classes, with each class serving a staggered three-year term. As a result, stockholders generally elect one-third of our Board each year. The current term of each of our two (2) Class I directors, Thomas N. Amonett and Mark R. Stauffer, expires at the 2017 Annual Meeting. On the recommendation of its Nominating and Corporate Governance Committee, the Board has nominated each Messrs. Amonett and Stauffer for re-election as Class I Directors, with each to serve a three-year term expiring at the 2020 Annual Meeting. Mr. Amonett currently serves as Chairman of the Nominating and Governance Committee and Mr. Stauffer serves as our President and Chief Executive Officer in addition to serving as a director.
Each of Messrs. Amonett and Stauffer has indicated that he is willing to serve the three-year directorship term for which he has been nominated. However, if, prior to the Annual Meeting, either of these two (2) director nominees should become unwilling or unable to serve, then (i) the shares represented by proxy will be voted for the election of such other person as may be designated by the Board, (ii) the Board may leave the position unfilled, or (iii) the Board may reduce the authorized number of directors, as provided in the Company’s By-Laws.
Please see “The Board of Directors and its Committees” below for information about the director nominees and the other current members of the Board of Directors, each of whom will continue to serve following the Annual Meeting.
Directors are elected by plurality vote; however, our Board has adopted a majority voting policy in uncontested elections. Each of our current directors, including the two director nominees, has delivered an irrevocable resignation letter for the Board’s consideration in the event that he does not receive more “FOR” than “AGAINST” votes in an uncontested election. If an incumbent director fails to receive the required vote for re-election, our Board, after considering the recommendation of its Nominating and Corporate Governance Committee and any factors it deems relevant, will determine whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in that decision.
The Board recommends that you vote “FOR” election of the director nominees.

PROPOSAL NO. 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION
(“SAY-ON-PAY” PROPOSAL)
We are seeking stockholder approval of the compensation of our executive officers (our “Named Executive Officers” or “NEOs”) as disclosed in this proxy statement. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). Stockholders are asked to vote on the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the Company’s 2017 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, is hereby APPROVED.”
Our core executive compensation philosophy and practice are based on a pay-for-performance philosophy, balancing a fixed base salary with annual cash and long-term equity incentive opportunities. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement-our CD&A (including its Executive Summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.
Because this is an advisory vote, it will not be binding on the Board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. However, we understand that our executive compensation practices are important to our stockholders. Our Compensation Committee will consider the outcome of this vote when considering future executive compensation arrangements.

The Board recommends that you vote “FOR” approval of this say-on-pay proposal.
PROPOSAL NO. 3 - PROPOSAL TO CONDUCT A NON-BINDING VOTE
ON FREQUENCY OF A SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders with the opportunity to cast an advisory vote regarding the frequency of advisory votes on executive compensation, commonly known as “say-on-pay” votes. Stockholders may vote on whether the say-on-pay vote should occur every one, two, or three years. This year’s “say-on-pay” vote is included as Proposal No. 2, above.
We are required to provide our shareholders with an advisory vote on the frequency of say-on-pay votes at least once every six years. In 2011, the last time we held such a vote, a majority of our stockholders voted in favor of an annual say-on-pay vote, which had been the frequency recommended by the Board. Following that vote, the Board adopted annual say-on-pay votes as our standard.
This year, however, our Board is recommending that stockholders approve holding a say-on-pay vote every three years. In making this decision, the Board considered a number of factors, including the following:

•	Our executive compensation program does not change significantly from year to year and we have enjoyed strong stockholder say-on-pay support over the past few years.

•
Annual say-on-pay votes tend to focus attention on short-term performance of both the Company and our executive compensation program. Our program is designed to incentivize performance over a multi-year period and our Compensation Committee evaluates its effectiveness over the same period.

•
Because a say-on-pay vote typically occurs after executive compensation decisions have been made for a given year, in many cases it may not be appropriate or feasible to change our programs in consideration of the results of a say-on-pay vote by the next year’s annual meeting of stockholders. To the extent that we do make changes to our executive compensation program, those changes may not be fully implemented prior to the next annual meeting.

•	A vote held every three years would be more consistent with, and provide better input on, our long-term compensation, which constitutes a significant portion of executive compensation.

•
Holding a say-on-pay vote every three years gives the Compensation Committee sufficient time to consider the results of the advisory vote, to engage with stockholders as necessary to understand and respond to the vote results, and to identify and effectively implement any appropriate program changes.

The final vote will not be binding on us and is advisory in nature. The frequency (every one, two, or three years) that receives the highest number of votes cast will be the frequency approved by our stockholders. Because this is only an advisory, the Board may ultimately decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders. However, the Board intends to take into consideration the outcome of the vote when making future decisions about how frequently to schedule our say-on-pay votes.

The Board recommends that future advisory votes be conducted every “THREE YEARS.”
PROPOSAL NO. 4 - APPROVAL OF THE ORION GROUP HOLDINGS, INC.
2017 LONG-TERM INCENTIVE PLAN
The growth and future success of our Company depends upon the efforts of our officers, directors, key employees, and consultants. We believe that the proposed Orion Group Holdings, Inc. 2017 Long-Term Incentive Plan (the “2017 LTIP”) combines an effective means of attracting and retaining qualified key personnel with a long-term focus on maximizing stockholder value. Upon the recommendation of our Compensation Committee, our Board has adopted the 2017 LTIP, subject to the approval of our stockholders at the Annual Meeting. The 2017 LTIP will become effective as of the date it is approved by our stockholders.
A summary of the 2017 LTIP is set forth below and the full text of the 2017 LTIP is attached to this proxy statement as Appendix A. Because this is a summary, it may not contain all the information that you may consider important. You should receive Appendix A carefully before you decide how to vote on this proposal.
Purpose of the Proposal
We believe that providing officers, directors, key employees, consultants, and advisors with a proprietary interest in the growth and performance of our Company stimulates individual performance and enhances stockholder value. We also believe that a significant portion of an NEO’s compensation should be directly linked to our performance. Consistent with this philosophy, during fiscal 2016, a substantial percentage of total target compensation was delivered in the form of long-term incentive awards (approximately 39% for our CEO and approximately 31% for each of our other NEOs).
We currently grant annual long-term incentive awards to our executives and key employees under our 2007 Long-Term Incentive Plan and our 2011 Long-Term Incentive Plan (together, our “Existing LTIPs”). As of March 29, 2017, there were approximately 192,336 shares of our common stock reserved and available for future awards under the Existing LTIPs. However, if the 2017 LTIP is approved these shares will no longer be available for award. The table on page 34 provides a summary of current numbers of shares outstanding and available for future grant under the Existing LTIPs. Although the number of shares required for each annual grant varies based on a number of factors, including our share price at the time of grant and the size of individual grants awarded by our compensation committee, we do not believe that we have sufficient shares available under our Existing LTIPs for our long-term incentive annual grants to our executive officers and key employees in fiscal 2017 and beyond.
We believe that adoption of a new plan is necessary to provide the company with the continued ability to attract, retain, and motivate key personnel in a manner tied to the interests of stockholders. We anticipate that the shares reserved for issuance under the 2017 LTIP will be sufficient to meet our needs for approximately four years.
However, if the 2017 LTIP is not approved by our stockholders, we may be required to increase significantly the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees. Replacing equity awards with cash awards would not only misalign our executive and stockholder interests, it would also increase cash compensation expense and use cash that could be reinvested in our business.
The 2017 LTIP has several provisions designed to protect stockholder interests and promote effective corporate governance, including the following:

•	shares subject to an award that are withheld or tendered either in payment of the exercise price of options or to satisfy a tax withholding obligation related to that award cannot be recycled;

•
the 2017 LTIP prohibits granting stock options and stock appreciation rights with an exercise price less than the fair market value of a share of stock on the date of grant, or repricing such incentives without stockholder approval;

•	material amendments to the 2017 LTIP require stockholder approval; and

•	awards under the 2017 LTIP are administered by the Compensation Committee, an independent committee of our Board of Directors.
Dilution. As described under “Equity Compensation Plan Information,” as of December 31, 2016, there are 2,308,956 shares issuable upon exercise of outstanding options. 27,791,476 shares of common stock were outstanding as of the record date. If the 2017 LTIP is approved, the overall simple dilutive effect of our equity award program (counting shares available for issuance plus shares currently subject to outstanding awards) would be approximately 15% of our shares outstanding, calculated on a fully diluted basis.
Terms of the 2017 LTIP
Shares Available. The maximum aggregate number of shares of our common stock that may be reserved and available for delivery in connection with awards under the 2017 LTIP is 2,400,000. If common stock subject to any award is not issued or transferred, or ceases to be issuable or transferable due to cancellation, expiration, forfeiture or settlement in cash, those shares of common stock will again be available for delivery under the 2017 LTIP to the extent allowable by law, unless they were surrendered or withheld for taxes or to cover the exercise price of stock options or stock appreciation rights (“SARs”).
Limitations and Adjustments to Issuable Shares Issuable Through the Plan. The 2017 LTIP limits the awards that may be granted to certain officers who are subject to Section 162(m) of the Internal Revenue Code, as amended (the “Code”) to no more than two million shares or $5 million in a single calendar year, including stock options and SARs. In addition, the maximum number of shares that may be issued upon the exercise of options intended to qualify as incentive stock options under the Code is two million shares.
Eligibility. Any individual who provides services to us, including non-employee directors and consultants, and is designated by the Compensation Committee to receive an award under the 2017 LTIP will be a “participant.” A participant will be eligible to receive an award pursuant to the terms of the 2017 LTIP and subject to any limitations imposed by appropriate action of the Compensation Committee.
Administration. The 2017 LTIP will be administered by the Compensation Committee of the Board of Directors. As required by the 2017 LTIP, all Compensation Committee members are “outside directors” as defined in Section 162(m) of the Code, and “nonemployee director” as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee selects the eligible individuals who will receive awards, determining the type, amount, and any vesting requirements and other conditions of the award, although it may delegate that authority with respect to any participants who are not subject to either Section 16 of the Exchange Act or Section 162(m) of the Code. The Compensation Committee has general authority to administer, interpret, and make all other decisions regarding the operation of, the 2017 LTIP.

Terms of Options. The Compensation Committee may grant options to eligible persons including (a) incentive stock options (only to our employees) that comply with Section 422 of the Code and (b) non-statutory options. The exercise price for an incentive stock option must not be less than the greater of (a) the par value per share of common stock or (b) the fair market value per share as of the date of grant. The exercise price per share of common stock subject to an option other than an incentive stock option will not be less than the par value per share of the common stock (but may be less than the fair market value of a share of the common stock on the date of grant). Options may be exercised as the Compensation Committee determines, but not later than 10 years from the date of grant. Any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our shares within the meaning of Section 422(b) (6) of the Code must have an exercise price of at least 110% of the fair market value of the underlying shares at the time the option is granted and may not be exercised later than five years from the date of grant. Following grant, options cannot be re-priced without prior shareholder approval.
Terms of SARs. SARs may be awarded in connection with or separate from an option. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. SARs awarded in connection with an option will entitle the holder, upon exercise, to surrender the related option or portion thereof relating to the number of shares for which the SAR is exercised, which option or portion thereof will then cease to be exercisable. Such SAR is exercisable or transferable only to the extent that the related option is exercisable or transferable. SARs granted independently of an option will be exercisable as the Compensation Committee determines. The term of a SAR will be for a period determined by the Compensation Committee but will not exceed ten years. SARs may be paid in cash, common stock or a combination of cash and stock, as provided for by the Compensation Committee in the award agreement. Following grant, SARs cannot be re-priced without prior shareholder approval.
Restricted Stock Awards. A restricted stock award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Compensation Committee in its discretion. Except as otherwise provided under the terms of the 2017 LTIP or an award agreement, the holder of a restricted stock award may have rights as a stockholder, including the right to vote or to receive dividends (subject to any mandatory reinvestment or other requirements imposed by the Compensation Committee). A restricted stock award that is subject to forfeiture restrictions may be forfeited and reacquired by us upon termination of employment or services. Common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.
Restricted Stock Units. Restricted stock units are rights to receive common stock, cash, or a combination of both at the end of a specified period. Restricted stock units may be subject to restrictions, including a risk of forfeiture, as specified in the award agreement. Restricted stock units may be satisfied by common stock, cash or any combination thereof, as determined by the Compensation Committee. Except as otherwise provided by the Compensation Committee in the award agreement or otherwise, restricted stock units subject to forfeiture restrictions will be forfeited upon termination of a participant's employment or services prior to the end of the specified period. The Compensation Committee may, in its sole discretion, grant dividend equivalents with respect to restricted stock units. However, in no case will dividend equivalents granted in conjunction with a performance-contingent award be paid before the award is earned.
Other Awards. Participants may be granted, subject to applicable legal limitations and the terms of the 2017 LTIP and its purposes, other awards related to common stock. Such awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of common stock or the value of securities of or the performance of specified subsidiaries. The Compensation Committee will determine terms and conditions of all such awards. Cash awards may be granted as an element of or a supplement to any awards permitted under the 2017 LTIP. Awards may also be granted in lieu of obligations to pay cash or deliver other property under the 2017 LTIP or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act.
Performance Awards and Section 162(m) of the Internal Revenue Code. The Compensation Committee may designate that certain awards granted under the 2017 LTIP constitute “performance” awards. A performance award is any award the grant, exercise or settlement of which is subject to one or more performance standards.
Performance-based compensation that meets the requirements of Section 162(m) of the Code does not count toward the $1 million limit on our company’s federal income tax deduction for compensation paid to its most highly compensated executive officers. Stock options and stock appreciation rights granted in accordance with the terms of the 2017 LTIP should qualify as performance-based compensation under Section 162(m). Grants of restricted stock, restricted stock units or other awards granted under the 2017 LTIP that we intend to qualify as performance-based compensation under Section 162(m) must be conditioned upon the achievement of pre-established performance goals as well as other applicable requirements of Section 162(m).
Those pre-established performance goals, as provided in the 2017 LTIP, will be based on any or a combination of any of the following criteria related to the Company, on a consolidated basis, or related to our company or one or more of our divisions or subsidiaries, measured on an absolute or relative basis: (1) earnings per share; (2) revenues, (3) increase in revenues; (4) increase in cash flow; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income before taxes; (15) net income after taxes; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return (applicable to the Company only); (20) debt reduction; (21) market share; or (22) change in the fair market value of our common stock.
The 2017 LTIP also allows the Compensation Committee to use the specific performance targets listed above to design an annual incentive plan that may qualify deductible as performance-based compensation under Section 162(m) of the Code.
Our Compensation Committee has authority to use different targets from time to time from the list of performance goals provided in the 2017 LTIP and listed above. Section 162(m) regulations require that the material terms of these performance goals be re-approved by our stockholders every five years.
Awards to Be Granted
If our stockholders approve the 2017 LTIP at the Annual Meeting, grants of awards to officers, directors, key employees, and consultants will be made in the future by the Compensation Committee as it deems necessary or appropriate. For information regarding equity incentives granted to our executive officers during fiscal 2016, please see the “Grants of Plan-Based Awards” table.
Federal Income Tax Consequences
The federal income tax consequences related to the issuance of the different types of incentives that may be made under the 2017 LTIP are summarized below. Participants who are granted incentives under the 2017 LTIP should consult their own tax advisors to determine the tax consequences based on their particular circumstances.
Stock Options. Normally, a participant who is granted a stock option will not realize any income nor will our company normally receive any deduction for federal income tax purposes in the year the option is granted.
When a non-qualified stock option granted under the 2017 LTIP is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) of the Internal Revenue Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.
An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference that may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. Any remaining gain will be capital gain. Our Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.
If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition, the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.
Stock Appreciation Rights. Generally, a participant who is granted a SAR under the 2017 LTIP will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received.

In general, there are no federal income tax deductions allowed to our company upon the grant of SARs. Upon the exercise of the SAR, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m) of the Code.
Restricted Stock. Unless participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). If the participant files an election under Section 83(b) of the Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date, and our Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.
Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant upon the settlement of restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m) of the Code. The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.
Other Awards. Generally, a participant who is granted any other kind of award under the 2017 LTIP will recognize ordinary income at the time the cash or shares associated with the award are received. If stock is received, the ordinary income will be equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock.
In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).
Tax Consequences of a Change of Control. If, upon a change of control of our Company, the exercisability, vesting, or payout of an award is accelerated, then on the date of the change of control any excess of the fair market value of the shares or cash issued under accelerated incentives over the purchase price of such shares may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.
The foregoing discussion summarizes the federal income tax consequences of incentives that may be granted under the 2017 LTIP based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences.
Vote Required
Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal. For more information, see the section entitled, “About the Annual Meeting.”
The Board recommends that you vote “FOR” the approval of the 2017 Long-Term Incentive Plan.
PROPOSAL NO. 5 - APPROVAL OF THE APPOINTMENT OF KPMG LLP
The Audit Committee has recommended and the Board subsequently approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm (our “independent auditor”) to perform the audit of the Company’s financial statements for 2017.
Recent Changes in Auditors
Ernst & Young, LLP (“EY”) was the Company’s independent auditor for the year ended December 31, 2016. On March 30, 2017, the Board dismissed EY and appointed KPMG as its independent auditor.

In connection with the appointment of KPMG, the Company has not consulted with KPMG on any matter relating to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
The report of EY on the Company’s consolidated financial statements for the fiscal year ended December 31, 2016 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2016, and through the date of dismissal, there were no disagreements with EY on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the matter in their report.
EY was the Company’s independent auditor for fiscal 2016 only, while Grant Thornton LLP (“Grant Thornton”) served as the Company’s independent auditor for fiscal years 2005 through 2015. On May 19, 2016, the Audit Committee made the decision to change the Company’s independent auditors from Grant Thornton to EY, and that decision was communicated to both Grant Thornton and EY on the same day. However, formal engagement of EY did not occur until July 14, 2016, following the completion of EY’s standard client acceptance procedures.
In connection with EY’s appointment, the Company did not consult with EY on any matter relating to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
The reports of Grant Thornton on the Company’s consolidated financial statements for the fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2015 and 2014, and through the date of dismissal, there were no disagreements with Grant Thornton on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the matter in their report. There were no “reportable events” (as that term is described in Item 304(a) (1) (v) of Regulation S-K) during the two fiscal years ended December 31, 2015 and 2014 and the interim period through May 19, 2016.
Stockholder Ratification of Appointment of KPMG
The Board is asking stockholders to approve the appointment of KPMG, although ratification is not required by law or by the Company’s By-laws. The Board is submitting the appointment of KPMG for approval as a matter of good corporate practice. Regardless of whether stockholders approve the appointment, the Board, in its discretion, may select an independent auditor at any time during the year if it determines that to do so would be in the best interest of the Company and its stockholders.
While representatives of EY are not expected to be in attendance at the Annual Meeting, representatives of KPMG are expected to be available and will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.
The Board recommends that you vote “FOR” the approval of the appointment of
KPMG LLP as the Company’s independent registered public accounting firm.
CORPORATE GOVERNANCE
We conduct our business under the direction of our Board. Members of the Board of Directors devote the time, energy, and attention as necessary to ensure diligent performance of their duties.
The Board has adopted corporate governance practices designed to aid in the Board and management in the fulfillment of their respective duties and responsibilities to our stockholders.
Corporate Governance Guidelines
Our Corporate Governance Guidelines, first adopted by the Board in 2007, work together with our certificate of incorporation, By-laws, and Board committee charters to form the framework for the governance of our company. These Guidelines set forth the practices the Board of Directors follows in making decisions regarding board composition and selection, the frequency of board meetings, involvement of senior management in board meetings, Chief Executive Officer performance evaluation and succession planning, board committees and compensation matters.
Code of Ethics
The Company has adopted a code of ethics that applies to its senior accounting and financial officers, including the Chief Executive Officer and Chief Financial Officer. The Code of Ethics complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The Code of Ethics, as well as other governance documents, is available as described below under “Website

Availability of Governance Documents.” Any changes in, or waivers to, the Code of Ethics for the Company’s directors, executive officers, and certain senior financial officers are posted on the Company’s website within five business days and maintained for at least twelve months.
Website Availability of Governance Documents
You can access the Company’s certificate of incorporation, By-laws, Code of Conduct, Code of Ethics, Corporate Governance Guidelines, and Stockholder Communication Policy, as well as the Audit, Nominating and Corporate Governance, and Compensation Committee Charters on the Investor Relations section of the Company’s website at www.oriongroupholdingsinc.com. Information contained on the Company’s website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.
Stockholder Communications with the Board
Interested persons wishing to communicate with the Board may do so by the following means:
Email:    pbuchler@orn.net
Mail:    Board of Directors
Attn: Corporate Secretary
Orion Group Holdings, Inc.
12000 Aerospace Avenue, Suite 300
Houston, TX 77034
Director Independence
NYSE listing rules require a majority of our directors to be independent. In accordance with these rules, our Board has reviewed the relationships between the Company and each director and has determined that each of Messrs. Amonett, Daerr, Shanfelter, and Stoever has no direct or indirect material relationships with the Company or any member of management, and thus each of them satisfies the NYSE’s definition of an independent director. Only Mr. Pearson, our former Chief Executive Officer, and Mr. Stauffer, our current President and Chief Executive Officer, are not independent. However, since Mr. Pearson is no longer an employee, he is a non-management director. Each of the Board’s committees is comprised solely of independent directors.
Nomination of Directors
The Board of Directors is responsible for nominating a slate of candidates for Board membership, and acts through its Nominating and Corporate Governance Committee (“NCGC”), to review the composition of the Board, and screen and recruit potential director nominees in consultation with the Chairman of the Board and the Chief Executive Officer. Although the NCGC has not established specific minimum qualifications for a position on the Board, the Committee seeks candidates who individually demonstrate a high ethical standard, a wide range of business experience at the policy-making level, and the ability to exercise sound and mature judgment in matters that relate to the current and long-term objectives of the Company. The NCGC believes diversity of background, education, experience and social perspective, as well as independence, and the ability to represent the best interests of all stockholders, contribute to an optimal balance of Board members. The Board of Directors, upon recommendation by the NCGC, has determined that each of the director nominees contributes to an active, effective and diverse Board.
Board Leadership Structure
Our Chairman of the Board is an independent director. We believe that having a chairman independent of management provides critical and independent thinking with respect to the Company’s strategy and long-term objectives. Our President and Chief Executive Officer serves on the Board of Directors and provides in-depth understanding of the operations of the Company and the issues, opportunities, and challenges facing the Company. Our former President and Chief Executive Officer also serves on the Board of Directors.
The Board’s Role in Risk Oversight
The members of our Board of Directors are actively involved in the oversight of risk that could affect the Company. This oversight is conducted primarily through committees of the Board, as discussed in the charters of each committee and descriptions, below. We have adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations (“COSO”). Under these policies, the Chief Executive Officer, Chief Financial Officer, and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board Committees and to the full Board. The Audit Committee provides direction on risks identified by management through its annual risk assessment related to financial reporting and internal controls and provides a central oversight role with respect to financial and compliance risks, including compliance with the Foreign Corrupt Practices Act. Our Compensation Committee considers potential risk related to the Company’s overall compensation programs and effectiveness at linking executive pay to performance and aligning the interests of our executives and stockholders. Key risks to the Company’s operations, liquidity, and strategies are considered by the full Board.

Board/Committee Primary Areas of Risk Oversight

Full Board
Risk management process, structure, and overall policies and practices for enterprise risk management; strategic risks associated with business plans, significant capital transactions, including acquisitions and divestitures; and other significant risks such as major litigation, business development risks and succession planning

Audit Committee
Major financial risk exposure; significant operational, compliance, reputational, and strategic risks Nominating and Governance Committee Risks and exposures related to corporate governance, effectiveness of the Board and its committees in overseeing the Company, review of director candidates, conflicts of interest and director independence

Nominating and Governance Committee
Risks and exposures related to corporate governance, effectiveness of the Board and its committees in overseeing the Company, review of director candidates, conflicts of interest and director independence

Compensation Committee
Risks related to executive recruitment, assessment, development, retention and succession policies and programs; and risks associated with compensation policies and practices, including incentive compensation

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The following table sets forth the names, ages and positions of our director nominees and our continuing directors as of the date of this Proxy Statement.

	Current Position	Age	Class	Director Since	Term Expires
Nominees for Director
Thomas N. Amonett	Director	73	I	2007	2017
Mark R. Stauffer	President, Chief Executive Officer & Director	54	I	2015	2017
Continuing Directors
Richard L. Daerr, Jr	Chairman of the Board of Directors	72	II	2007	2018
J. Michael Pearson	Director	69	II	2006	2018
Austin J. Shanfelter	Director	59	III	2007	2019
Gene G. Stoever	Director	78	III	2007	2019
Nominees for Directors
The following sets forth certain biographical information for each of the director nominees, including his position with the Company and his business experience during the past five (5) years.
Thomas N. Amonett - Mr. Amonett has been a member of our Board and a Class I director since May 2007, and serves as the Chairman of the Nominating and Corporate Governance Committee, and as a member of the Audit Committee. He has been President, Chief Executive Officer and a director of Athlon Solutions, LLC, a manufacturer and distributor of specialty chemicals and related services primarily to the refining and petrochemical industries, since April 2013. From November 1999 to April 2013, he was President, Chief Executive Officer and a director of Champion Technologies, Inc., a manufacturer and distributor of specialty chemical and related services primarily to the oil and gas industry. From July 2007 to November 2015, Mr. Amonett had been a director of Hercules Offshore, Inc., a provider of contract oil and gas drilling services and liftboat services, where he served as Chairman of the Nominating and Corporate Governance Committee. Mr. Amonett has been a director of Bristow Group Inc. (NYSE: BRS), a global provider of helicopter services, since 2006, where he currently serves on the Audit Committee and Executive Compensation Committee. Mr. Amonett also serves as an advisory director to Triten Corporation, a privately held company and as a director of T.F. Hudgins Incorporated, also a private company.
Mr. Amonett is qualified to serve as one of our directors, based on his considerable management, operational and financial experience in a wide range of industries. Of particular note is his service as President and Chief Executive Officer of several companies, his service as a director of other companies and his corporate governance experience and expertise. The National Association of Corporate Directors has designated Mr. Amonett a Governance Fellow and recently elevated his certification to Board Leadership Fellow.
Mark R. Stauffer - Mr. Stauffer was named Chief Executive Officer effective January 2015 and has served as the Company’s President since February of 2014. Prior to this, Mr. Stauffer assumed operational oversight in 2012, served as Executive Vice President and Chief Financial Officer from 2007 to 2014, and as Vice President and Chief Financial Officer from 1999, when he joined us, to 2007. Mr. Stauffer also served as Secretary from 2004 until 2007. Prior to joining us, Mr. Stauffer served in various capacities at Coastal Towing, Inc. from 1986 to 1999, including Vice President and Chief Financial Officer. Mr. Stauffer has 30 years of experience in the marine and construction industries and is a Certified Public Accountant.

Mr. Stauffer brings extensive industry knowledge to our Board of Directors and provides critical management insight regarding the challenges and opportunities facing the Company. He has 30 years’ financial, management, operational and strategic experience in the marine and construction industries, including extensive marine construction experience. As a Certified Public Accountant, his financial and accounting experience is also of significant value as a Board Member. The National Association of Corporate Directors has designated Mr. Stauffer a Governance Fellow.
Background of the Continuing Directors
Richard L. Daerr, Jr. - Mr. Daerr has served as non-executive Chairman of the Board and as a Class II director since May 2007, and is a member of each Board Committee. Mr. Daerr founded RK Enterprises in 1997, a firm that has assisted companies and investor groups in developing and implementing strategic plans and initiatives focused primarily on the energy, biotechnology, engineering and construction, and pharmaceuticals industries. From 1994 to 1996, Mr. Daerr served as President and Chief Executive Officer of Serv-Tech, Inc., an industrial services company that was listed on the NASDAQ. Mr. Daerr worked for CRSS, Inc. from 1979 to 1992 where he served as General Counsel and Chief Administrative Officer and as the President and Chief Operating Officer from 1990 to 1992. Prior to its acquisition, CRSS, Inc. was a NYSE listed company and one of the largest engineering, architectural and construction management companies in the U.S. as well as one of the largest independent power producers in the U.S. CRSS owned a controlling interest in NATEC, Inc., a NASDAQ listed environmental services company of which Mr. Daerr was a director. Mr. Daerr has served on the boards of several private and public companies, including TIMEC Company, Inc., a refinery turnaround maintenance company. From 2002 to 2007 he served as Chairman of an Independent Committee and served on the Audit Committee. From 2003 to 2014, Mr. Daerr served as a director and on the Audit Committee of DISA, Inc., an industrial drug testing and background checking company. From 2011 to 2015, Mr. Daerr served as a director and on the Audit Committee of ENTACT, Inc., an environmental remediation firm. From 1976 to 1979, Mr. Daerr was Associate Counsel with Dresser Industries, Inc., an industrial equipment and materials supply company. From 1972 to 1976, he was a trial attorney with the antitrust division of the United States Department of Justice. In March 2015, Mr. Daerr began serving as a director of MES Partners, Inc., a broad based industrial service company.
Mr. Daerr brings a vast amount of diverse experience to our Board, as he has served on numerous boards of public, private and not-for profit companies, as well as serving as a committee member within those boards. Mr. Daerr has been a consultant to various companies in the areas of strategic planning, acquisitions, divestitures and capital market transactions. As a former attorney with the Department of Justice and as counsel to other businesses in the public and private sector, Mr. Daerr has dealt with many of the laws and regulatory issues that affect public companies today. The National Association of Corporate Directors has designated Mr. Daerr a Governance Fellow.
J. Michael Pearson - Mr. Pearson served as our President and Chief Executive Officer from 2006 and as a Class II director since May 2007. Effective February 2014, Mr. Stauffer replaced him as President of the Company and, ten months later, on December 31, 2014, Mr. Pearson retired as Chief Executive Officer whereby he changed from a management to non-management Director of the Company. Mr. Pearson joined us as Chief Operating Officer in March 2006 from Global Industries, Inc. (NASDAQ: GLBL), an offshore marine construction company, where he served as Chief Operating Officer from May 2002 to November 2005 and Senior Vice President, Strategic Planning from February 2002 to May 2002. Prior to joining Global Industries, Inc., Mr. Pearson served as a General Manager for Enron Engineering and Construction Co. from 2000 to 2001. Prior to that position, Mr. Pearson served as Executive Vice President for Transoceanic Shipping Co. in 1999 and President and Chief Executive Officer for International Industrial Services, Inc. from 1997 to 1999. From 1973 to 1997, Mr. Pearson served in various management capacities at McDermott International, Inc. (NYSE: MDR), including as Vice President and General Manager. Mr. Pearson is a registered Professional Engineer in Louisiana, Idaho and Texas. Mr. Pearson currently serves as Past President and Life Director of the Board of Directors of Louisiana Tech University’s Engineering & Science Foundation (“ESF”), a corporation that supports the activities and programs for the Dean of the college of Engineering & Science at the University.
Mr. Pearson brings extensive industry knowledge to our Board of Directors and provides critical management insight regarding the challenges and opportunities facing the Company. He has over 40 years’ management, operational and strategic experience in global marine construction related fields. He is also actively involved in numerous industry associations. His engineering experience is also of significant value as a Board Member. The National Association of Corporate Directors has designated Mr. Pearson a Governance Fellow and recently elevated his certification to Board Leadership Fellow.
Gene G. Stoever - Mr. Stoever has been a member of our Board and a Class III director since May 2007, has served as chairman of our Audit Committee since May 2007, and as a member of the Compensation Committee since May 2010. He was an audit partner with KPMG LLP for 24 years until his retirement in 1993. During his approximately 30-year tenure with KPMG, he served domestic and multinational clients engaged in the manufacturing, construction, refining, oil and gas, real estate and banking industries, as well as serving as SEC Reviewing Partner responsible for advising and reviewing client filings with the SEC. Mr. Stoever currently serves as chairman of the audit committee and previously as a member of the nominating and corporate governance committee of the Board of Directors of Evolution Petroleum Corp. (AMEX: EPM) and previously served on the Boards and as chairman of the audit committees of several other companies. Mr. Stoever is a Certified Public Accountant in Texas (currently inactive license holder).

Mr. Stoever is well qualified to serve on our Board, based on his extensive experience in public accounting, his service on other boards, and his service as Chairman of our Audit Committee since 2007, coupled with his knowledge of financial reporting, SEC accounting rules and regulations, and generally accepted accounting principles and auditing standards. Mr. Stoever qualifies as an “audit committee financial expert” pursuant to SEC rules. The National Association of Corporate Directors has designated Mr. Stoever a Governance Fellow.
Austin J. Shanfelter - Mr. Shanfelter has been a member of our Board and a Class III director since May 2007, and has served as Chairman of our Compensation Committee since May 2007 and as a member of the Nominating and Governance Committee since May 2010. He served until December 18, 2008, as a member of the Board of Directors of MasTec, Inc. (NYSE: MTZ), a publicly traded specialty contractor, and as a special consultant. Mr. Shanfelter served as Chief Executive Officer and President of MasTec from August 2001 until March 2007. From February 2000 until August 2001, Mr. Shanfelter was MasTec’s Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of their service offerings from January 1997. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Society of Cable Television Engineers since 1982 and the National Cable Television Association since 1991. Since April 2009, Mr. Shanfelter has served as President of the Power and Communications Contractors Association (“PCAA”). Mr. Shanfelter is a member of the Board of Directors of Patriot National INC. (NYSE: PN) Insurance services company, and served as Chairman of Global HR Research LLC. As of August 2012, Mr. Shanfelter began serving as a member of the Board of Directors of Sabre Industries, a leading manufacturer of power delivery structures. Mr. Shanfelter’s achievements as an executive and director of MasTec, Inc., his many years of service as its Chief Executive Officer and President, and prior to this, its Chief Operating Officer, as well as his service on the board of other diverse entities, provide us with industry insight and perspective and qualify him to serve as one of our directors. The National Association of Corporate Directors has designated Mr. Shanfelter a Governance Fellow.
Meetings of the Board of Directors
Directors are expected to attend all meetings of the Board and each committee on which they serve, and the Board encourages all its members to attend each Annual Meeting of Stockholders.
The Board of Directors held five (5) meetings during 2016. Each director attended 100% of all meetings of the Board of Directors and committees on which he served and all directors attended the 2016 Annual Meeting of Stockholders.
Non-management directors meet in executive session on a regular basis, generally at the end of a regularly-scheduled Board meeting. The Chairman of the Board presides over the executive session. In addition, the Audit Committee has adopted a practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee has adopted a similar practice.
Committees of the Board
The Board has three standing committees; the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. Each committee is governed by a written charter approved by the Board of Directors. A copy of each charter is available on the Company’s website at www.oriongroupholdingsinc.com.
The Audit Committee assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. Pursuant to its charter, the Audit Committee has the following responsibilities, among others:

•	To select the independent auditor to audit our annual financial statements;

•	To approve the overall scope of and oversee the annual audit and any non-audit services;

•
To assist management in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditor and our internal audit function, and our compliance with legal and regulatory requirements;

•	To discuss the annual audited financial statements and unaudited quarterly financial statements with management and the independent auditor;

•	To discuss policies with respect to risk assessment and risk management; and

•	To review with the independent auditor any audit problems or difficulties and management’s responses.
Messrs. Stoever (Chairman), Amonett, and Daerr are currently members of the Audit Committee, and the Board has determined each to be independent under NYSE listing standards and applicable SEC rules. In addition, Mr. Stoever meets the relevant standards as a financial expert as defined by SEC rules. During 2016, the Audit Committee met seven (7) times. A report by the Audit Committee is presented elsewhere in this proxy statement.
The Compensation Committee supports the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. Pursuant to its charter, the Compensation Committee has the following responsibilities, among others:

•	To develop an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;

•	To review, approve and recommend all actions relating to compensation, promotion and employment-related arrangements for senior management, including severance arrangements;

•	To approve incentive and bonus plans applicable to senior management and administer awards under incentive compensation and equity-based plans;

•	To review and recommend major changes to and take administrative actions associated with any other forms of non-salary compensation; and

•
To review and approve or recommend to the entire Board for its approval, any transaction in our equity securities between us and any of our officers or directors subject to Section 16 of the Exchange Act.

Messrs. Shanfelter (Chairman), Daerr, and Stoever are currently members of the Compensation Committee, and the Board has determined each to be independent under the listing standards of the NYSE, both for directors generally and compensation committee members specifically. In addition, each is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as defined in the regulations promulgated under Internal Revenue Code 162(m). The Compensation Committee met five (5) times during 2016. A report by the Compensation Committee is presented elsewhere in this proxy statement.
Compensation Committee Interlocks and Insider Participation. During the last fiscal year, Austin J. Shanfelter, Richard L. Daerr, and Gene G. Stoever served on our Compensation Committee. No Compensation Committee member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the Compensation Committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, when one of that entity’s executive officers served on our Board of Directors or on our Compensation Committee.
The Nominating and Corporate Governance Committee recommends director candidates to the Board, oversees the evaluation of Board and Committee members, develops and monitors corporate governance principles, practices and guidelines for the Board and the Company. Pursuant to its charter, the Nominating and Corporate Governance Committee has the following responsibilities, among others:

•
To identify individuals qualified to become Board members and to recommend that the Board select the director nominees for election at annual meetings of stockholders or for appointment to fill vacancies;

•	To recommend to the Board director nominees for each committee of the Board;

•	To advise the Board about appropriate composition of the Board and its committees;

•	To advise the Board about, develop and recommend to the Board appropriate corporate governance practices, principles and guidelines, and to assist the Board in implementing those practices;

•	To lead the Board in its annual review of the performance of the Board and its committees; and

•	To perform such other functions as the Board may assign to the committee from time to time.

Messrs. Amonett (Chairman), Daerr and Shanfelter are currently members of this committee, and the Board has determined each to be independent as defined in the applicable rules of the NYSE and the SEC. The Nominating and Governance Committee met three (3) times during 2016.
Director Nominations by Stockholders. Any stockholder who wishes to recommend a nominee for director for the 2018 Annual Meeting of Company Stockholders must send written notice to the Corporate Secretary in accordance with instructions set forth below and later in this Proxy Statement under the caption “Submission of Stockholder Proposals for 2018 Annual Meeting.”
As provided in our By-laws, any stockholder notice of intention to nominate a director must include:

•	The name and address of the stockholder;

•	A representation that the stockholder is entitled to vote at the meeting at which directors will be elected;

•	The number of shares of the Company that are beneficially owned by the stockholder;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
The following information with respect to the person nominated by the stockholder:

•	Name and address;

•	A complete resume or statement of the candidate’s qualifications, including education, work experience, industry knowledge, membership on other boards of directors and civic activity;

•	A description of any arrangements and understandings between the stockholder and the nominee and any other persons pursuant to which the nomination is made;

•	The consent of each such nominee to serve as a director if elected; and

•
Such other information as required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations of the SEC and the NYSE.

The Nominating and Corporate Governance Committee seeks to achieve a Board composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics. In addition, prospective directors must have time available to devote to Board activities. The Nominating and Corporate Governance Committee uses a variety of methods and multiple sources to identify and evaluate nominees for directors, including referrals from other directors and management, recommendations by stockholders, and third party professional search firms.

The Company did not receive any stockholder nominations for director to be considered by the Nominating and Corporate Governance Committee for the Annual Meeting and, pursuant to our By-laws, the time has elapsed for any stockholder to properly nominate a candidate for director for consideration at this year’s Annual Meeting.
Annual Performance Evaluations
Annually, the Board and its committees conduct self-performance evaluations and review each committee charter. In addition, our Corporate Governance Guidelines are reviewed and reassessed for adequacy annually.
DIRECTOR COMPENSATION
The following table describes the compensation earned by persons who served as non-employee directors during 2016. Mr. Stauffer, who serves as our President and Chief Executive Officer in addition to a director, is not entitled to any additional compensation as a director. All amounts paid to Mr. Stauffer are reported in the charts under “Executive Compensation.”

Name	Fees Earned or Paid in Cash[1] ($)	Stock Compensation[2] ($)	Total ($)
Thomas N. Amonett	67,000	70,000	137,000
Richard L. Daerr, Jr.	141,000	70,000	211,000
Austin J. Shanfelter	72,000	70,000	142,000
Gene G. Stoever	72,000	70,000	142,000
J. Michael Pearson	50,000	70,000	120,000
(1) Amounts in this column represent retainers, meeting fees and chairmanship fees as detailed in the chart below.
(2) Each of our non-employee directors was awarded 14,179 shares of restricted stock during 2016.
The Compensation Committee of the Board of Directors retained Pearl Meyer & Partners, an independent consulting firm, to assist in determining the components and amounts of director compensation for 2016, based on comparisons of board compensation in similarly- situated companies.
Our director compensation program typically consists of both cash and equity compensation. However, during fiscal 2015, our non-employee directors did not received any equity awards. In 2016, the Compensation Committee granted equity awards to our non-employee directors valued at $70,000 per director and currently intends to continue granting equity awards to non-employee directors during fiscal 2017. The current schedule of director fees paid in cash is as follows:

Annual Retainer Amount
Board Service Annual Retainer	$ 50,000
Board Chairman Additional Annual Retainer	$ 70,000
Audit Committee Chairman Additional Annual Retainer	$ 15,000
Compensation Committee Chairman Additional Annual Retainer	$ 15,000
Nominating & Corporate Governance Chairman Additional Annual Retainer	$ 10,000
Additional Annual Retainer for (non-chair) Committee Members	$ 7,000
All cash retainers are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable travel and lodging expenses incurred in attending Board and committee meetings.

EXECUTIVE OFFICERS OF THE COMPANY
The following table sets forth the executive officers of the Company serving as of the date of this Proxy Statement. All executive officers are appointed by, and serve at the pleasure of, the Board. There is no family relationship between or among any of the Company’s directors and executive officers.

Name	Age	Position with the Company
Mark R. Stauffer	54	President and Chief Executive Officer
L. Dewayne Breaux	54	Executive Vice President and Chief Operating Officer
Peter R. Buchler	71	Executive Vice President, Chief Administrative Officer, Chief Compliance Officer, General Counsel and Secretary
Christopher J. DeAlmeida	39	Vice President, Chief Financial Officer & Treasurer
Below is a summary of the business experience of each of our current executive officers other than Mr. Stauffer (whose business experience is included under the caption “Background of Continuing Directors,” above).

L. Dewayne Breaux - Dr. Breaux joined the Company in September 2015, following his service as a key employee of The Wison Group since 2009. Dr. Breaux has over 20 years of experience in the energy industry, including 14 years at SBM Atlantia, where he completed the design, construction and installation of over ten major deep-water offshore platforms for leading oil companies in the Gulf of Mexico. Dr. Breaux led the company’s Operations efforts through execution of EPCI projects for the Gulf of Mexico, West Africa, Brazil and Southeast Asia.  His oversight responsibilities included project management, construction and installation activities as well as corporate financial responsibility. In addition to his operational experience, Dr. Breaux has a foundation in design engineering with a specialty of structural dynamics.  While employed by J. Ray McDermott, Dr. Breaux completed over twenty shallow water projects for marine operations, was Project Engineer for a record setting TLP mating and installation, performed detailed engineering design on deep-water compliant towers and fixed platforms, and engineered installation hardware for subsea pipeline systems.  He has worked on projects for BP, Shell, Chevron, BHP Billiton, Total, Marathon and other major oil companies. Dr. Breaux holds a Ph.D. in Structural Dynamics from Texas A&M University and a Masters in Civil Structures from Louisiana Tech University.
Peter R. Buchler - Mr. Buchler joined the Company as Vice President, General Counsel and Corporate Secretary in September 2009. He subsequently became the Company’s Chief Compliance Officer and effective January 1, 2010, became Executive Vice President. In 2011, he became our Chief Administrative Officer. Prior to joining the Company, Mr. Buchler founded and operated The Buchler Group, LLC, a consulting firm providing corporate and contracting advisory services to the domestic and international construction industry. From 2003 to 2008, Mr. Buchler worked for Global Industries, Ltd. (formerly NASDAQ: GLBL) in various capacities, including Assistant General Counsel, Vice President Commercial and Subcontracts, and Vice President of Asia Pacific. Prior to this, he served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Cooperheat-MQS, Inc., following service as Assistant General Counsel - Corporate, and subsequently Assistant General Counsel - the Marine Construction and Shipbuilding, Industrial Services segments of McDermott International, Inc. (NYSE: MDR). Mr. Buchler has over 35 years of experience in the marine construction industry, is admitted to practice law in Texas and Louisiana and is designated by The National Association of Corporate Directors as a Governance Fellow.
Christopher J. DeAlmeida - Mr. DeAlmeida has served as the Company’s Vice President, Chief Financial Officer and Treasurer since February of 2014. Mr. DeAlmeida has over 15 years of public company accounting and financial management experience and has overseen most of the Company’s daily financial and accounting responsibilities since 2012, when he was named Vice President, Finance and Accounting. Prior to that Mr. DeAlmeida served as the Company’s Director of Finance from 2011 to 2012 and served as Director of Investor Relations from 2007 to 2011. Prior to joining Orion, Mr. DeAlmeida held progressively responsible positions in accounting, finance and investor relations with Continental Airlines, Inc. (NYSE: UAL) and BMC Software, Inc. (NYSE: BMC).
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables, based in part upon information supplied by officers, directors and certain stockholders, sets forth the ownership of the Company’s common stock as of the record date by:
(1)Each person or entity who is known by the Company to own beneficially more than 5% of the Company’s     common stock;
(2)Each of the Company’s directors;
(3)Each of the Company’s named executive officers, and
(4)All directors and executive officers of the Company as a group.

Name and Address of 5% Stockholders	Common Shares Beneficially Owned	Percent of Common Shares(a)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,841,776(b)	10.30%
National Rural Electric Cooperative Association 4301 Wilson Boulevard Arlington, VA 22203	2,271,136(c)	8.23%
Van Den Berg Management, Inc. 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	1,591,105(d)	5.77%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	1,568,388(e)	5.69%

(a) Calculated based on 27,791,476 common shares outstanding on the record date of March 29, 2017.
(b) As reported on Schedule 13G/A filed on January 17, 2017, BlackRock, Inc., a parent holding company, holds sole voting and dispositive powers over all reported shares.
(c) As reported on Schedule 13G/A filed on February 14, 2017, National Rural Electric Cooperative Association, an employee benefit plan, holds sole voting and dispositive powers over all reported shares.
(d) As reported on Schedule 13G/A filed on February 9, 2017, Van Den Berg Management Inc., an investment adviser, holds sole voting and dispositive powers over all reported shares.
(e) As reported on Schedule 13G filed on February 9, 2017, Dimensional Fund Advisers, LP, an investment adviser and investment manager, holds sole voting power over 1,480,401 shares and sole dispositive power over all reported shares.

Security Ownership of Directors and Officers

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned(1)	Shares Acquirable within 60 days upon the Exercise of Stock Options(2)	Total Beneficial Ownership	Percent of Class(3)
Non-Management Directors
Thomas N. Amonett	59,175	21,726	80,901	*
Richard L. Daerr, Jr.	66,035	21,726	87,761	*
Austin J. Shanfelter	28,686	11,332	40,018	*
Gene G. Stoever	47,086	35,932	83,018	*
J. Michael Pearson	265,013	510,402	775,415	2.8%

Named Executive Officers
Mark R. Stauffer	278,753	339,137	617,890	2.2%
L. Dwayne Breaux	103,184	100,812	203,996	*
Peter R. Buchler	98,960	123,968	222,928	*
Christopher J. DeAlmeida	33,436	60,368	93,804	*

Current Directors and Officers as a group (9 Persons):	980,328	1,225,403	2,205,731	8.0%

*Less than 1%
(1) Includes grants of stock for which vesting restrictions have not lapsed, however, the recipient retains voting rights.
(2) Includes shares that may be acquired under outstanding stock options that are currently vested or will vest within 60 days of the record date.
(3) Calculated based on 27,791,476 common shares outstanding on the record date. For each individual who holds options, this percentage is determined by assuming he exercises all of his options that are vested on or within 60 days of the record date.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of the Company’s equity securities, or insiders, to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5 and to furnish the Company with copies of those reports.

Based solely on a review of the copies of these reports furnished to the Company and representations that no other reports were required during the year ended December 31, 2016, we believe that our executive officers and directors have complied in a timely manner with all Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation philosophy and objectives, each element of our executive compensation program and how the Compensation Committee of the Board of Directors (“the Compensation Committee”) made its compensation decisions for our 2016 named executive officers (“NEOs”) listed below:

NEO	Current Title
Mark R. Stauffer	President and Chief Executive Officer
L. Dwayne Breaux	Executive Vice President and Chief Operating Officer
Peter R. Buchler	Executive Vice President, Chief Administrative Officer, General Counsel, Corporate Secretary and Chief Compliance Officer
Christopher J. DeAlmeida	Vice President and Chief Financial Officer

Executive Summary
2016 Business Overview
Our Company, together with our subsidiaries and affiliates, is a leading specialty construction company in the building, industrial, and infrastructure sectors in the continental United States, Alaska, Canada, and the Caribbean Basin through our heavy civil marine construction and commercial concrete construction segments. Our heavy civil marine construction segment services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Our commercial concrete construction segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial structural and other associated business areas.
In 2016, we recorded revenues of $578.2 million, of which $293.6 million was attributable to our commercial concrete construction segment and the remaining $284.6 million to our heavy civil marine construction segment. Although our revenues in 2016 increased by 24% as compared with 2015, we recorded a net loss of $3.6 million, as compared with net loss of $8.1 million in the prior year. Additional highlights from fiscal 2016 included the following:

•	Incorporated significant structural changes throughout the Company to provide a solid platform for future success;

•	Completed the integration of our Commercial Concrete Construction segment;

•	58% year over year increase in Dallas market commercial concrete revenues, as compared with full year 2015;

•	68% year over year increase in gross profit, as compared with full year 2015;

•	Bid on record-high $2.8 billion of projects during 2016, with a win rate of 24%; and

•	Backlog of work under contract as of December 31, 2016 was a record-high $434.0 million, which compares with backlog under contract at December 31, 2015 of $357.6 million, or an increase of 21%.
We believe that 2016 was a successful year for us from a project execution standpoint. We made solid structural realignment improvements, completed full integration of our commercial concrete segment, and we enter 2017 better positioned to grow stockholder value over the long-term.
The following chart shows our business performance over the past five years, using revenues as reported in our audited financial statements and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), a non-GAAP measure that is important as a key financial performance measure for us because it is allows our management team and other reviewers of our financial statements (such as investors and analysts) to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost. EBITDA is also a key metric in the annual incentive plan for our NEOs.

A Consistent Pattern of Growth 2012 - 2016 ($ millions)
The GAAP financial measure that is most directly comparable to EBITDA is net income. For each of the fiscal years included in the chart above, our net income or loss, as reported in our audited financial statements, was as follows: fiscal 2012, net loss of $11.9 million; fiscal 2013, net income of $0.3 million; fiscal 2014, net income of $6.9 million; fiscal 2015, net loss of $8.1 million; and fiscal 2016, net loss of $3.6 million.

Summary of 2016 Executive Compensation
As described in greater detail below, the three main components of our executive compensation program are base salary, our annual bonus plan (the NEO Bonus Plan or “NBP”), and long-term equity incentive awards. Highlights of our program in fiscal 2016 include the following:

•
Base Salaries - no base salary increases were approved for fiscal 2016, although base salaries were increased effective January 1, 2017 to bring executive base salaries closer to the median for similarly-situated executives in our peer group. Following no increases in 2016, the 2017 base salary increases for our NEOs ranged between 4.5% and 19.1%.

•
Annual Bonus Plan - no annual incentive payouts were earned for fiscal 2016 performance, as the NBP performance metric (consolidated net cash flow) was not met. This was the second year in a row in which there were no payouts under the NBP.

•
Equity Awards - the Compensation Committee added an additional performance award to our mix of long-term equity incentives (restricted stock for which vesting will depend upon the Company’s return on invested capital (ROIC) measured over two-year period. For 2016, each NEO’s equity award included a mix of time-based restricted stock (50%), performance-based restricted stock (25%), and stock options (25%).

2016 EXECUTIVE COMPENSATION APPROACH AND DECISIONS
In 2016, the Compensation Committee set target total direct compensation (i.e., base salary, target NBP award, and target long-term incentive award) consistent with our long-standing compensation philosophy, which:

•	Provides an externally competitive compensation package to help attract, motivate and retain top executive talent;

•	Places the majority of executive pay at risk; and

•	Ties executive pay to long-term growth in stockholder value.
In addition, to further strengthen the alignment of interests between our NEOs and stockholders, the Compensation Committee adjusted the mix of equity for long-term incentive awards to include new performance shares. The actual number of performance shares that are earned and vested are based on the achievement of specific financial performance goals. Please refer to “Long-Term Equity Incentives” on page 30 for details about the 2016 grant. For 2016, the equity mix was as follows:
The charts below show the “target” total direct compensation of our CEO and our other NEOs for fiscal 2016. These charts illustrate that a majority of NEO target total direct compensation is variable (67% for our CEO and an average of 57% for our other NEOs).

NEO Target Total Direct Compensation Mix 2016

CEO Pay At-A-Glance
As noted previously, our program is structured to place a majority of NEO compensation at risk with realized value dependent upon Company performance. The chart below provides a summary of total direct compensation for our CEO, Mr. Stauffer, for 2015 and 2016. As shown:
2016 Say On Pay Vote
At our 2016 Annual Meeting of Stockholders, we received over 99% support of our executive compensation program. The Committee values stockholders’ input on the design of our program and interpreted the 2016 vote result as strong stockholder support for the Company’s reinstatement of its historic approach to executive compensation.
As we continue to grow, we are committed to continuing to ensure the alignment of our business priorities and stockholder interests. The Committee will continue to review and evaluate our program during 2017 in order to determine what, if any, additional changes are appropriate for the coming year.
Our Executive Compensation Practices
Adherence to executive compensation best practices is a critical component of good corporate governance, aids our Committee in its decision-making process, enhances our ability to manage compensation-related risk, and is always in the best interests of our stockholders and executives. Below are highlights of our current practices and policies that guide our executive compensation program:

What We Do	What We Don’t Do
 Pay for performance	 No tax gross ups
 Heavy emphasis on at-risk pay	 No repricing of stock option awards
 Executive and director stock ownership requirements	 No hedging of Company stock
 Independent Compensation Consultant	 No special benefits or perquisites for NEOs
 Double-trigger vesting of equity awards upon a change of control	 No accelerated vesting upon termination, except after a change of control
Compensation Program Overview: What Guides Our Program
Our Compensation Philosophy and Objectives
Our Company is a leader in the specialty construction industry because we have an array of highly-experienced people, strength in resources, and the geographic reach to provide customers a full suite of turn-key specialty construction solutions that meet even the most challenging needs. Maintaining this leading posture, and ensuring we are positioned for future success requires we be able to attract, retain, and engage the talent necessary to grow the company, to ensure the quality and sustainability of that growth, and to produce positive long-term returns for our stockholders.
We designed our executive compensation program to provide an externally competitive and internally equitable total rewards package that reflects individual and company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation. Our philosophy has been to closely align the compensation paid to our executives with the performance of the company on both a short-term and long-term basis, and to set performance goals that support the Company’s long-term goals. Because of our emphasis on pay-for-performance, our executive compensation has historically been heavily weighted toward incentive (variable) compensation, which is directly tied to achieving results. As performance goals are met or exceeded, executives are rewarded commensurately; conversely, if goals are not met, actual earned compensation is lower.
We designed our executive compensation program to further Orion’s mission of producing superior financial returns for our stockholders by pursuing the following objectives:

Guiding Principles
Objectives	Generally	Specifically
Retain and attract highly qualified executives	Pay competitively	Use statistics developed from a review of compensation survey data and publicly-disclosed peer company pay data as a reference point to help establish competitive pay opportunities.
Motivate executives to contribute to our future success and to build long-term stockholder value	Link a significant part of compensation to Orion’s financial and stock price performance, especially long-term performance
Weight executive compensation program in favor of incentive compensation - balancing rewards for driving sustained profitability on an annual basis with equity-based compensation elements in the form of stock options and restricted stock.

Further align executive and stockholder interests	Encourage and facilitate significant ownership of Orion stock by executives
Make annual equity-based grants in the form of performance shares, stock options and restricted shares- promoting an ownership culture and providing a powerful incentive to grow stockholder value. Share ownership requirements further enhance alignment and focus on long-term ownership.

Principle Elements of Compensation: Total Direct Compensation (“TDC”)
As described previously, our philosophy and objectives are supported by the following principle elements of pay in our executive compensation program:

Element	Form	Description
Base Salary	Cash (Fixed)	The fixed amount of compensation for performing day-to-day responsibilities. NEOs are generally eligible for increases annually, depending on company and individual performance.
Named Executive Officer Bonus Plan (“NBP”) (Annual Incentive)	Cash (Variable)	Provides competitively-based annual incentive awards for achieving short-term financial goals and other strategic objectives measured over the current year.
Payouts are tied to meeting aggressive goals for consolidated net cash flow (“NCF”), in addition to safety and personal goals.

Annual Long-Term Incentives (LTI)	Equity (Variable)	Equity awards are granted in three ways:
Performance shares provide incentives for NEOs to execute on longer-term financial/strategic growth goals that drive shareholder value creation and only provide value if pre-determined financial performance objectives are achieved.

Stock options provide a meaningful performance-based incentive to grow stockholder value. Regardless of the grant date expected value of a stock option award, our NEOs only realize value on those awards to the extent that the stock price (and stockholder value) increases following the date of grant.

Restricted shares are primarily intended to encourage long-term ownership of stock, while also providing an incentive with a value tied directly to our stock price. We believe our program functions as intended to encourage NEOs to build toward a meaningful level of long-term stock ownership.

NEOs are also eligible for other benefits, including a qualified 401(k) savings plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and, like other salaried Company employees, may receive a matching contribution from the Company. The only other perquisite provided to our NEOs that is not generally available to other employees is a car allowance. See page 33 for more information.
The Role of the Compensation Committee
Our Board of Directors is responsible for making decisions about the compensation of our NEOs. The purpose of the Board’s Compensation Committee, which is composed solely of independent directors, is to assist the Board in discharging this responsibility by, among other things:
•Reviewing and discussing with management the factors underlying our compensation policies and     decisions, including overall compensation objectives;
•Reviewing and discussing with management the relationship between the company’s compensation policies     and practices, including the extent to which those policies and practices create risks for the company;
•Reviewing and approving all company goals and objectives (both financial and non-financial) relevant to the compensation of the CEO;
•Evaluating, together with the other independent directors, the performance of the CEO in light of these goals and objectives and the quality and effectiveness of his leadership;
•Recommending to the Board for approval by the independent directors each element of the compensation of the CEO;
•Reviewing the performance evaluations of all other members of executive management (the Chief     Executive Officer is responsible for the performance evaluations of the non-CEO executive officers);
•Reviewing and approving (and, if applicable, recommending to the Board for approval) each element of     compensation, as well as the terms and conditions of employment, of these other members of executive     management; and
•Granting all awards under our equity compensation plans and overseeing the administration of all such plans.

The Compensation Committee works very closely with management and the Committee’s independent consultant to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which is available on the Corporate Governance page of our Website (http://www.oriongroupholdingsinc.com/Corporate-Governance.html).
The Role of Management
The CEO, who attends a part of certain Compensation Committee meetings at the Committee’s request, assists the Committee in determining the compensation of all other NEOs other than himself. Input provided by our CEO includes:

•	Recommending any annual merit increases to the base salaries of the other NEOs; and

•	Establishing annual individual performance objectives for the other NEOs and evaluating their performance against such objectives, subject to Committee approval.

The other NEOs do not have a role in determining their own compensation, other than discussing their annual individual performance objectives and results achieved with the CEO.
The Role of the Independent Consultant
In furtherance of the Compensation Committee’s responsibility, the Committee engaged Pearl Meyer to assist the Committee in evaluating Orion Group Holding’s executive compensation during fiscal 2016. In connection with this engagement, Pearl Meyer reported directly and exclusively to the Committee. During fiscal 2016, Pearl Meyer provided the Committee competitive marketplace compensation data, as well as updates on trends and issues in executive and director compensation, and commented on the competitiveness and reasonableness of Orion’s executive and director compensation programs.
The Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. In making this determination, the Committee noted that during fiscal 2016:

•
Pearl Meyer did not provide any services to the Company or management other than services requested by, or with the approval of, the Committee, and its services were limited to executive and director compensation consulting. Specifically, Pearl Meyer does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing;

•	Fees we paid to Pearl Meyer were less than 1% of Pearl Meyer’s total revenue;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Committee with specific policies and procedures designed to ensure independence;

•	None of the Pearl Meyer consultants working on the Company matter had any business or personal relationship with Committee members;

•	None of the Pearl Meyer consultants working on Company matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of the Company; and

•	None of the Pearl Meyer consultants working on Company matters directly own Company stock.

The Committee continues to monitor the independence of its compensation consultant on an annual basis.
The Role of Benchmarking and Peer Groups
The industry-specific experience of our people is a key reason for our leading posture in the specialty construction industry. This reputation for excellence in management and leadership make our people attractive targets for other companies. To prevent loss of our executive talent, we seek to provide an overall executive compensation program that competes well against other specialty construction companies, as well as companies in related industries. Each element of compensation is intended to help fulfill this commitment to competitiveness. Retention has been a particularly important goal for us, as we need to retain and motivate those senior executives who are in the best position to keep the Company on course as it returns to profitability.
Because retention is an imperative, we consider external survey data and data from peer group compensation disclosures as important market reference points around which to make well-informed compensation decisions. While we do not consider market data to be a prescription, we generally target the median of the market for pay opportunities, with the potential (through annual cash incentives and long-term equity incentives) for executives to earn more or less than the market median depending upon performance.
The Committee periodically reviews the appropriateness of our pay posture in light of company and individual performance, as well as other factors specific to individual executives (such as tenure, internal equity concerns, etc.). No single position in the referenced surveys or within our peer group fully captures the breadth of the responsibilities of certain of our NEOs.
For fiscal year 2016 NEO salary decisions, the Committee considered market data provided by Pearl Meyer that reflected compensation for a peer group of 14 publicly traded engineering & construction firms. While Orion has very few direct “peers” in the market, the companies in this group were identified in consultation with Pearl Meyer as potential competitors for talent with businesses of similar financial size and scope. Each year, the Committee reviews the peer group in order to determine whether the companies in the group remain appropriate for comparison to Orion. These are the 14 companies included in our 2016 peer group compensation review:

Ticker	Company Name	Industry Focus
AGX	Argan Inc	Construction & Engineering
ENG	ENGlobal Corp.	Energy Equipment & Services
GV	Goldfield Corporation	Construction & Engineering
GLDD	Great Lakes Dredge & Dock Corporation	Construction & Engineering
GIFI	Gulf Island Fabrication Inc	Energy Equipment & Services
HIL	Hill International Inc	Research & Consulting Services
IESC	IES Holdings, Inc.	Construction & Engineering
MTRX	Matrix Service Company	Energy Equipment & Services
MYRG	MYR Group, Inc.	Construction & Engineering
NWPX	Northwest Pipe Co	Construction & Engineering
PRIM	Primoris Services Corporation	Construction & Engineering
STRL	Sterling Construction Co Inc	Construction & Engineering
TISI	Team Inc	Environmental & Facilities Services
VSEC	VSE Corp	Engineering & Consulting Services
At the time of the annual review, Orion’s projected 2016 revenues fell within the middle range of the peer group, and our market cap fell just below the peer group median. As in past years, the Committee will review and revise this group as appropriate in 2017.
To supplement the peer group data (which were collected from proxy compensation disclosures), Pearl Meyer also provided compensation statistics from a review of compensation survey data. Data reflected compensation rates across a broad group of general industry companies with revenues of between $100 million and $500 million. Using a robust survey sample in combination with peer group data (along with the practice of reviewing market quartiles as opposed to averages) mitigates the impact of outliers, year-over-year volatility of compensation levels, and the risk of selection bias.
We refer to the combined peer group data and survey data provided by Pearl Meyer as the “market”. Based upon data from Pearl Meyer’s competitive review in October 2016, target total direct compensation for our NEOs fell between the market 25th and 50th percentiles on average.

•	Target total direct compensation averaged 82% of the market median (including the target annual value of equity grants in our normal annual program); and

•	Actual total direct compensation averaged 70% of the market median.
While we may evaluate our target executive compensation levels against the survey group of companies, we do not compare our annual incentive plan goals against these companies or any other group of companies. Rather, as discussed below, when we set goals under the NBP, those goals have been based upon our internal business objectives - which, when set each year, represent aggressive but, in the Committee’s estimation, reasonably achievable goals, based on the information available to the Committee at the time it sets them. Accordingly, the relationship between our financial performance and the financial performance of the survey companies does not necessarily affect the relationship between our executive compensation and the executive compensation of that group in a given year.

2016 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Base Salary
Our primary objective with respect to the base salary levels of our NEOs is to provide sufficient fixed cash income to retain and attract these experienced and valuable executives in a competitive market for executive talent. The base salaries of our NEOs are reviewed and adjusted (if appropriate) annually to reflect, among other things, economic conditions, base salaries for comparable positions from a review of market data discussed previously, the tenure of the officers, and the base salaries of the officers relative to one another.
As shown in the following chart, no base salary increases were approved for fiscal 2016 and therefore fiscal 2016 salaries remained at fiscal 2015 levels. However, the Compensation Committee did approve base salary increases effective January 1, 2017 for each of our NEOs. These increases, which ranged from 4.5% to 19.1%, were intended to move each NEO closer to the median base salary for similar executives within our peer group.

NEO	2015 Base Salary	2016 Base Salary	Percentage Change	2017 Base Salary	Percentage Change
Mr. Stauffer	$520,000	$520,000	0%	$570,000	11.4%
Mr. Breaux	420,000	420,000	0%	500,000	19.1%
Mr. Buchler	335,000	335,000	0%	350,000	4.5%
Mr. DeAlmeida	300,000	300,000	0%	350,000	16.7%
Annual Cash Incentives
Annual cash incentive opportunities for our NEOs are provided through our NBP. Annual target incentive opportunities are expressed as a percentage of base salary and are established by the Committee based on the NEO’s level of responsibility and his ability to impact overall results.
Actual bonus payouts depend on the achievement of specific financial goals. For 2016, the Committee set targets on the basis of our achievement of consolidated corporate Net Cash Flow (“NCF”) goals. NCF is defined as EBITDA, prior to any bonus computation, less net capital expenditures for the performance period. As mentioned previously, EBITDA is a key financial performance measure for Orion because it is allows our management team and other reviewers of our financial statements (such as investors and analysts) to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost. We subtract our net capital expenditures from the NCF computation because we regard investment in our core assets to be a vital component of our operations, and feel it should be accounted for in order to appropriately measure management performance on an annual basis. The NCF target set by the Compensation Committee for 2016 was $60 million.
In connection with setting targets under the NBP, the Committee also approves a trigger for when the Company begins to accrue for discretionary bonuses. For fiscal 2016, the NCF trigger was $42 million.
The relationship between the level of NCF performance achieved and overall bonus pool funding is as follows:

Performance Level	NCF Performance Achieved as a % of Target(1)	Bonus Pool Funding as a % of Target
Below Threshold	<70%	Discretionary(2)%
Threshold	70%	50%
Target	100%	100%
Above-Target	110%	150%
Maximum	122%	300%

(1) Each NEO may earn a maximum incentive award of 200% of his base salary if the Company hits the Maximum level of NCF performance.
(2) If performance falls below threshold, any bonus paid to the NEOs is in the Committee’s discretion. As noted above, for 2016, the Committee approved the establishment of a discretionary bonus pool for the NEOs once NCF had reached $42 million.
Although the Committee generally retains the authority to grant discretionary bonuses to our executives outside of our annual incentive program, historically, our annual incentive program has expressly referenced that authority. The Committee believes that it is important to have the flexibility to grant discretionary awards if the Company does not achieve one or more specific financial metrics, in the event that the Committee determines that management’s overall performance during the year otherwise merits recognition. However, the separate bonus pool funding mechanism described above (for fiscal 2016, no accruals until NCF had reached $42 million) and any related accruals would generally serve as a cap on any discretionary bonuses, to the extent that the Committee elects to pay them.
The formulas for calculating pool funding for performance between levels are as follows:
Performance Level

From Threshold to Target	30%	+	[(% of NCF Goal Achieved - 70%)/60%]	×	Target Pool
From Target to Above Target			[(% of NCF Goal Achieved - 100%)/20%]	×	Target Pool
From Above-Target to Maximum	2.5	×	[(% of NCF Goal Achieved - 100%)/20%]	×	Target Pool
NBP Pool Funding

Actual performance for 2016 was below the Threshold level in the NBP, leaving pool funding solely at the discretion of the Committee. Based on these performance results, the Committee determined not to fund a bonus pool for 2016 performance, and ultimately none of our NEOs received an annual incentive payout.
The table below provides a summary of the individual target incentive award opportunities, as well as actual awards earned:

			Maximum Award Opportunity		Actual Award Paid for 2016 Performance
NEO	As a% of Eligible Salary		As a% of Eligible Salary	$	As a% of Salary	$
Mr. Stauffer	85%	$442,000	200%	$1,040,000	0%	$—
Mr. Breaux	60%	$252,000	200%	$840,000	0%	$—
Mr. Buchler	60%	$201,000	200%	$670,000	0%	$—
Mr. DeAlmeida	60%	$180,000	200%	$600,000	0%	$—

Long-Term Equity Incentives
Consistent with the company’s compensation philosophy, the Committee believes that long-term incentives should promote improvements to stockholder value and strongly align the interests of our NEOs with those of our stockholders. Specifically, NEOs should hold a meaningful amount of Company equity, which not only aligns their long-term interests with those of our stockholders, but also serves as an effective retention tool.
For 2016, the mix of long-term incentives included the following:

•
25% in the form of performance shares, which are earned and vested are based on the achievement of specific financial performance goals. For 2016 grants, actual awards are earned only if the Company achieves an average Return on Invested Capital (“ROIC”) over a two-year period. For fiscal 2017 and 2018, the Company must achieve a threshold ROIC level of 7.5%. The Compensation Committee will determine whether the threshold was achieved during the first quarter of fiscal year 2019. In the event that the threshold level of ROIC is not achieved, the performance shares granted in 2016 will be forfeited. ROIC equals Net Operating Profit After Taxes (“NOPAT”) divided by Invested Capital (“IC”).

•
25% in the form of stock options, which vest 33.3% on the first anniversary of the grant date and one-thirty-sixth of the shares thereafter upon completion of each full month following the first year anniversary. Option awards expire on the tenth anniversary of the grant date. Stock options are a meaningful performance-based incentive to grow stockholder value. Regardless of the grant date expected value of a stock option award, our NEOs only realize value on those awards to the extent that the stock price (and stockholder value) increases following the date of grant.

•
50% in the form of restricted stock, which vest 33.3% on the first anniversary of the grant date and one-thirty-sixth of the shares thereafter upon completion of each full month following the first year anniversary. Restricted stock encourages long-term ownership of stock, while also providing an incentive with a value tied directly to our stock price. We believe our program functions as intended to encourage NEOs to build toward a meaningful level of long-term stock ownership.

The company does not backdate options or grant options retroactively. In addition, we do not intentionally coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our option grants are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. All grants to NEOs require the approval of the Compensation Committee.
OTHER PROGRAMS, POLICIES AND GUIDELINES
Stock Ownership requirements
To further enhance our focus on stockholder alignment, our executive compensation program includes stock ownership requirements for our NEOs and our directors. The required ownership levels are expressed as a multiple of salary (for NEOs) or a multiple of the annual Board retainer (for directors), as summarized in the table below:

Covered Position	Stock Ownership Requirement (Minimum Value)
CEO	Three times salary
CFO	Two times salary
Other NEOs	One and a half times salary
Directors	Three times annual retainer

Shares that may be counted toward the satisfaction of these guidelines include shares held outright, through benefit plans or in trust, unvested restricted shares, and in-the-money value of unexercised stock options. Directors and NEOs have five years from the date first subject to these guidelines to comply with the minimum ownership requirement.
Benefits
Each NEO is eligible to participate in the same benefit plans and programs that are (or in the future) may be available to our other salaried employees, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. This also includes our 401(k) plan, which provides that we match 100% on the first 2% of eligible compensation contributed to the plan, and 50% on the next 2% of eligible compensation contributed to the plan. These matching contributions vest over a four-year period. At our discretion, we may make additional matching and profit sharing contributions to the plan.
We do not have any supplemental benefits or perquisites for our NEOs that are not generally available to other salaried employees in the organization. However, we do provide our NEOs with car allowances, a benefit we feel meets a legitimate business need and is competitively appropriate. Orion does not own any interest in or lease any aircraft, nor does it pay or reimburse country club memberships, or provide a SERP. The Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites as it deems advisable.
The Compensation Committee reviews the overall cost to us of our benefit programs generally on an annual basis or when changes are proposed. The Compensation Committee believes that the benefits provided by these programs have been important factors in attracting and retaining key employees, including the NEOs.
Insider Trading and Speculation in Orion Stock
We have established policies prohibiting our officers, directors, and employees from purchasing or selling Orion securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect.
Risks Arising from Compensation Policies and Practices
Management has conducted an in-depth risk assessment of Orion’s compensation policies and practices and concluded that that they do not create risks that are reasonably likely to have a material adverse effect on the company. The Compensation Committee has reviewed and concurred with management’s conclusion. The risk assessment process included, among other things, a review of (i) all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that meet and support corporate goals, and (ii) the overall compensation mix to ensure an appropriate balance between fixed and variable pay components and between short-term and long-term incentives. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risk that could threaten the company. No such plans or practices were identified.
Post-Employment Compensation
We have employment agreements with our NEOs, which entitle them to certain severance benefits in the case of a qualifying termination. Severance payments following a change-in-control are subject to a double-trigger, and we do not provide excise tax gross-up payments.

•	Absent a change-in-control: in the event of a resignation for “good reason” (as defined in the agreements) or a termination without cause, each of our NEOs is entitled to one year of his base salary.

•
Following a change-in-control: in the event a resignation for “good reason” (as defined in the agreements) or a termination without cause following a change-in-control, each of our NEOs is entitled to receive their respective base salary for two to three years (varying by position level). We do not provide any tax gross-ups.

•
Treatment of unvested equity: NEOs may exercise vested stock options following termination, but upon termination all unvested equity awards lapse according to the terms of our long-term incentive plan.

Severance payments following a change-in-control are subject to a double-trigger, and we do not provide any tax gross-up payments.
The company provides these contractual severance benefits in order to help support retention of valuable executive talent, and to ensure that executives remain focused on the best interests of stockholders - particularly in the context of any potential transaction. The Compensation Committee believes that the severance benefits agreed to in the case of these termination events are reasonable in light of the potential value delivered to stockholders in return. See “Executive Compensation - Potential Payments Upon Termination or Change in Control” below.

Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code limits the company’s income tax deduction for compensation paid to the Chief Executive Officer and our next three most highly compensated executive officers (other than the Chief Financial Officer) to $1 million per year, unless the compensation is “qualified performance-based compensation” or qualifies under certain other exceptions.
Options granted under our existing equity incentive plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). In addition, we are proposing for stockholder approval a new long-term equity incentive plan, the Orion Group Holdings, Inc. 2017 Long-Term Incentive Plan, which, if approved by our stockholders, would allow us to structure other equity awards and our annual incentive plan to qualify as “performance-based” for purposes of Section 162(m). Please see Proposal No. 4 for more information on this proposed plan.
Our Committee does not have a policy that all compensation must be deductible, as the Committee believes that it is important to retain flexibility to design compensation programs that recognize a full range of criteria that contribute our success, even where compensation payable under the programs may not be fully deductible. Further, Section 162(m) is highly technical and complex, so that even when we seek favorable tax treatment under Section 162(m), we cannot assure you that our tax position will prevail. However, our Committee intends to monitor compensation levels and the deduction limitation.

EXECUTIVE COMPENSATION
The table below sets forth information regarding compensation earned by, awarded to or paid to anyone who served as the Company’s principal executive officer or principal financial officer during fiscal year 2016, and our other named executive officers at December 31, 2016 (collectively, the “Named Executive Officers”).

Name	Year	Salary $	Bonus (1) $	Stock Awards(2) $	Option Awards(3) $	Non-Equity Incentive Plan Compensation(1) $	All Other Compensation $	Total $
Mark R. Stauffer	2016	$520,000	$ 0	$450,000	$150,000	$ 0	$ 22,650 (4)	$1,142,650
President and CEO	2015	$528,615	$ 0	$ 0	$ 0	$ 0	$ 15,289	$ 543,904
	2014	$454,366	$116,600	$410,000	$410,000	$ 0	$ 21,054	$1,412,020

L. Dwayne Breaux	2016	$420,000	$ 0	$318,750	$106,250	$ 0	$ 20,250 (5)	$ 865,250
EVP and COO	2015	$103,385	$ 0	$225,000	$225,000	$ 0	$ 3,150	$ 556,535

Peter R. Buchler	2016	$335,000	$ 0	$ 127,500	$ 42,500	$ 0	$ 19,897 (6)	$ 524,897
EVP, CCO, CAO, GC & Secretary	2015	$341,135	$ 0	$ 0	$ 0	$ 0	$ 12,842	$ 353,977
	2014	$312,837	$ 39,890	$ 90,006	$159,615	$ 0	$ 14,217	$ 616,565

Christopher J. DeAlmeida	2016	$300,000	$ 0	$ 126,000	$ 42,000	$ 0	$ 20,250 (7)	$ 488,250
VP and CFO	2015	$305,000	$ 0	$ 0	$ 0	$ 0	$ 12,842	$ 317,842
	2014	$255,442	$ 33,750	$ 90,006	$159,615	$ 0	$ 17,405	$ 556,218

(1) Our NEOs did not receive any discretionary bonuses nor did they receive any payouts under our NEO Bonus Plan for performance in either fiscal 2015 or fiscal 2016.
(2) Represents the grant date fair value of any stock awards granted during the year, as determined under ASC Topic 718.
(3) Represents the fair value of any option awards granted during the year, as determined under ASC Topic 718 using the Black-Scholes model.
(4) For Mr. Stauffer, his 2016 amount reflects an automobile allowance provided to him of $15,000 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $7,650.
(5) Dr. Breaux became Chief Operating Officer in September 2015. The amount reported for him under “All Other Compensation” for 2016 reflects an automobile allowance provided to him of $12,600 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $7,650.
(6) For Mr. Buchler, his 2016 amount reflects an automobile allowance provided to him of $12,600 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $7,297.
(7) Mr. DeAlmeida was appointed Chief Financial Officer on February 26, 2014. The amount reported for him under “All Other Compensation” for 2016 reflects an automobile allowance provided to him of $12,600 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $7,650.

Grants of Plan Based Awards
The table below presents additional information regarding equity and non-equity incentive plan awards granted to our named executive officers during the fiscal year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Stock Awards: Number of Shares of Stock or Units (#)	Option Awards(2) (#)	Exercise Price of Option Awards (3) ($/sh)	Grant Date Value of Stock and Option Awards (4) ($)
Name and Type of Grant	Grant Date	Target ($)	Maximum ($)
Mark R. Stauffer
Annual Cash Incentive		442,000	1,040,000
Option Grant	5/19/16				89,820	4.94	150,000
Performance Shares	5/19/16			30,364[5]			150,000
Restricted Shares	5/19/16			60,729[6]			300,000
L. Dwayne Breaux
Annual Cash Incentive		252,000	840,000
Option Grant	5/19/16				63,623	4.94	106,250
Performance Shares	5/19/16			21,508[5]			106,250
Restricted Shares	5/19/16			43,016[6]			212,500
Peter R. Buchler
Annual Cash Incentive		201,000	670,000
Option Grant	5/19/16				25,449	4.94	42,500
Performance Shares	5/19/16			8,603[5]			42,500
Restricted Shares	5/19/16			17,206[6]			85,000
Christopher J. DeAlmeida
Annual Cash Incentive		180,000	600,000
Option Grant	5/19/16				25,150	4.94	42,000
Performance Shares	5/19/16			8,502[5]			42,000
Restricted Shares	5/19/16			17,004[6]			84,000

(1) Represents the target and maximum possible awards that may be earned by each NEO under our NEO Bonus Plan for fiscal 2016 performance. However, as reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation,” the plan threshold was not met and therefore no NEO earned a bonus under the NEO Bonus Plan for fiscal 2016.
(2) These options vest 33.3% on the first anniversary of the grant date and one-thirty-sixth of the shares thereafter upon completion of each full month following the first year anniversary.
(3) The exercise price of these options was set at the mean of the high and low sale prices of a share of our common stock on the grant date.
(4) Represents the grant date fair value of the stock or option awards granted during the year, as determined under ASC Topic 718, with options valued using a Black-Scholes model.
(5) These shares of performance-based restricted stock will vest on the third anniversary of the date of grant only if the Company achieves an average return on invested capital (“ROIC”) for fiscal 2017 and 2018 of at least 7.5%.
(6) These shares of time-based restricted stock vest 33.3% on the first anniversary of the grant date and one-thirty-sixth of the shares thereafter upon completion of each full month following the first year anniversary.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information regarding options or warrants authorized for issuance under our equity compensation plans as of December 31, 2016:

Plan category	Column A Number of securities to be issued upon exercise of outstanding options, warrants and rights	Column B Weighted average exercise price of outstanding options, warrants and rights	Column C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by stockholders	2,308,956	$ 8.32	192,336
Equity compensation plans not approved by stockholders	—	—	—
Total	2,308,956	$8.32	192,336
The weighted average term of outstanding options, warrants and rights as of December 31, 2016 was 5.24 years.

Outstanding Equity Awards at Fiscal Year End 2016
The following table reflects all outstanding equity awards held by our named executive officers as of the year ended December 31, 2016:

		Option Awards [1]				Stock Awards [2]
NEO	Grant Date	Number of securities underlying unexercised options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not vested [3]	Market Value of Shares or Units of Stock that have not vested [4]
		Exercisable (#)	Non-Exercisable (#)
Mark R. Stauffer	5/17/2007	44,844	0	$13.50	5/17/2017
	12/4/2007	34,300	0	$14.25	12/4/2017
	10/7/2008	29,860	0	$6.00	10/7/2018
	11/19/2009	20,564	0	$19.11	11/19/2019
	11/18/2010	26,718	0	$13.69	11/18/2020
	8/18/2011	94,773	0	$6.00	8/18/2021
	11/20/2014	53,201	10,682	$11.35	11/20/2024
	5/19/2016	0	89,820	$4.94	5/18/2026
						102,131	$ 1,016,203
L. Dwayne Breaux	9/29/2015	59,523	84,339	5.82	9/29/2025
	5/19/2016	0	106,250	$4.94	5/18/2026
						87,188	$ 867,521
Peter R. Buchler	9/1/2009	15,000	0	$19.59	9/1/2019
	11/19/2009	10,282	0	$19.11	11/19/2019
	11/18/2010	13,359	0	$13.69	11/18/2020
	8/18/2011	65,136	0	$6.00	8/18/2021
	11/20/2014	9,745	4,318	$11.35	11/20/2024
	5/19/2016	0	25,449	$4.94	5/18/2026
						28,232	$ 280,908
Christopher J. DeAlmeida	12/4/2007	1,954	0	$14.25	12/4/2017
	11/19/2009	5,875	0	$19.11	11/19/2019
	11/18/2010	7,634	0	$13.69	11/18/2020
	8/18/2011	24,814	0	$6.00	8/18/2021
	11/20/2014	9,745	4,318	$11.35	11/20/2024
	5/19/2016	0	25,150	$4.94	5/18/2026
						27,929	$ 277,894

1 The unvested option awards detailed below vest 33.3% on the first anniversary of the grant date and one-thirty-sixth of the shares thereafter upon completion of each full month following the first year anniversary.
2 Any time-based unvested stock awards detailed below vest 33.3% on the first anniversary of the grant date and one-thirty-sixth of the shares thereafter upon completion of each full month following the first year anniversary.
3 These figures include both time-based restricted stock and performance shares. The number of performance shares in these figures are as follows: Mr. Stauffer, 30,364; Mr. Breaux, 21,508; Mr. Buchler, 8,603; and Mr. DeAlmeida, 8,502. These performance shares, which were granted to our NEOs on May 19, 2016, will vest on the third anniversary of the date of grant if the company’s average return on invested capital for fiscal 2017 and fiscal 2018 is equal to or greater than 7.5%.
4 Based on the closing price of a share of our common stock on the NYSE on December 30, 2016, the last trading day of the year ($9.95).

Option Exercises and Stock Vested In Fiscal Year Ended 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Option Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting Based[1]

Mark R. Stauffer	0	$—	23,706	$132,413
L. Dwayne Breaux	0	$—	15,996	$114,611
Peter R. Buchler	0	$—	8,477	$45,547
Christopher J. DeAlmeida	0	$—	2,644	$16,183

1Based on the closing price of a share of our common stock on the applicable vesting date.
Potential Payments upon Termination or Change in Control
Overview
This section describes the benefits payable to our named executive officers in two circumstances:

•	Change in control

•	Termination of employment
Employment Agreements with Certain Officers
We have entered into employment agreements with each of our Chief Executive Officer, our Chief Financial Officer, our other named executive officers and certain other key employees. Each of the current agreements provides for a base salary, a potential bonus, and participation in our benefit plans and programs.
Annualized base salaries at December 31, 2016 for each of our then named executive officers were as follows: Mark R. Stauffer - $520,000; L. Dewayne Breaux - $420,000; Peter R. Buchler - $335,000; and Christopher J. DeAlmeida - $300,000. Under the employment agreements, in the event of a resignation for good reason or a termination without cause, each officer is entitled to severance benefits in the form of salary continuation payments for a period of one year if the termination is not in connection with a change of control.
These employment agreements also provide for certain change of control benefits. Each officer is entitled to severance benefits in the form of salary continuation payments for a set period of time in the event of a resignation for good reason or a termination without cause, if the termination occurs within three months prior to, or within twelve months after, a change of control. Such period is two and one-half years for Messrs. Breaux, Buchler and DeAlmeida, and three years for Mr. Stauffer. If necessary, the amount of the severance payments will be reduced to an amount such that the aggregate payments and benefits to be provided to the officer do not constitute a “parachute payment” subject to a federal excise tax.
The agreements also include confidentiality provisions without a time limit and non-competition provisions that apply during the periods specified in the employment agreements.
For this purpose the term “change in control” or “during a protection period” generally means the occurrence of any of the following events:
(a)A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person     or group, constitutes more than 50% of the total fair market value or total voting power of our stock; however the following acquisitions will not constitute a change in control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us or (ii) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion.
(b)A “change in the effective control of the Company” which will occur on the date that either (i) any one person, or more than one person acting as a group, acquires ownership of our stock possessing 35% or more of the total voting power of our stock, excluding (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or (z) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion or (ii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(c)A “change in the ownership of a substantial portion of the Company’s assets” which occurs on the date that any one person, or more than one person acting as a group, acquires our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.
The employment agreements also provide for termination of employment unrelated to a change in control (as defined above) if the executive is terminated without cause (as defined below) or he voluntarily terminates his employment for good reason (as defined below).
The term “cause” means: (a) a material breach by the executive of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by the executive against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or (d) the executive’s failure or refusal to carry out, or comply with, any lawful directive of our Board of Directors consistent with the terms of the employment agreement which is not remedied within 30 days after receipt of notice from us.
The term “good reason” means: (a) a substantial reduction of the executive’s base salary without his consent; (b) a substantial reduction of his duties (without his consent) from those in effect as of the effective date of the employment agreement or as subsequently agreed to by the executive and us; or (c) the relocation of the executive’s primary work site to a location greater than 50 miles from the current work site as of the effective date of the employment agreement.
The benefits payable to each named executive officer in each circumstance are contained in the provisions of that executive’s employment agreement. These benefits ensure that the executive is motivated primarily by the needs of the Company as a whole, and not by circumstances that are outside the ordinary course of business. In general, the executive is assured that he will receive a continued level of compensation if his employment is adversely affected by the termination of employment or a change in control of the Company.
Payment of these benefits is conditional upon the Company’s receipt of appropriate waivers and a release from all claims against the Company.
Summary of Payments
The table below summarizes the benefits payable to each named executive in the various termination scenarios. No benefits are payable if an executive voluntarily terminates employment without good reason or employment is terminated by us for cause.
In all cases, the executive has the right to exercise vested stock options. Equity awards for which vesting has not occurred lapse according to the provisions of the long-term incentive plan under which they were granted.
The tables below assume that the terminations took place on and with salaries in effect on December 31, 2016.

Mark R. Stauffer	Death or Disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of Control)

Severance	$—	$ 520,000	$1,560,000
Annual incentive	$—	$ 116,600	$ 349,800
Car allowance	$—	$ 15,000	$ 45,000
Transitional	$—	$ 30,000	$ 90,000
Total	$—	$ 681,600	$ 2,044,800

L. Dewayne Breaux	Death or Disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of Control)

Severance	$—	$ 420,000	$ 1,050,000
Annual incentive	$—	$—	$—
Car allowance	$—	$ 12,600	$ 31,500
Transitional	$—	$ 30,000	$ 75,000
Total	$—	$ 462,600	$ 1,156,500
Peter R. Buchler	Death or Disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of Control)

Severance	$—	$335,000	$837,500
Annual incentive	$—	$39,890	$99,725
Car allowance	$—	$12,600	$31,500
Transitional	$—	$30,000	$75,000
Total	$—	$417,490	$1,043,725

Christopher J. DeAlmeida	Death or Disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of Control)

Severance	$—	$300,000	$750,000
Annual incentive	$—	$33,750	$84,375
Car allowance	$—	$12,600	$31,500
Transitional	$—	$30,000	$75,000
Total	$—	$376,350	$940,875

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board reviews related party transactions. Related party transactions are Company transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons (which shall include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and persons sharing the same household of the foregoing persons), or entities in which one of these persons has a direct or indirect material interest. A related party transaction means any transaction, or series of similar transactions (and any amendments, modifications or changes thereto), in which the amount exceeds $120,000. A related party transaction does not include compensatory arrangements with the Board or executive officers or certain other transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. The Board has delegated the authority to review and approve all related party transactions to its Audit Committee. For fiscal year 2016, there were no related party transactions.
AUDIT COMMITTEE REPORT
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee of the Company’s Board of Directors consists of three non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of NYSE listing standards and (ii) at least one member meets certain standards as a financial expert. Mr. Stoever, Chairman of the Committee, meets the relevant standards as a financial expert.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors. In fulfillment of its responsibilities, the Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. The Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. The Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited consolidated financial statements and such matters. In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures required by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and the letter from the independent auditors required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent auditors’ communications with the Committee concerning independence. The Committee has also discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described below under “Fees of the Independent Auditors” is compatible with maintaining their independence.
In reliance on the reviews and discussions above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.
Respectfully submitted by the members of the Audit Committee
Gene G. Stoever, Chairman
Richard L. Daerr, Jr.
Thomas N. Amonett
Audit Fees
The following table sets forth the aggregate fees EY billed to the Company for the years ended December 31, 2016 and 2015.*

	2016	Percent Approved by Audit Committee	2015	Percent Approved by Audit Committee
Audit fees[1]	$970,000	100%	$—	100%
Audit-related fees[2]	$—	100%	$—	100%
Tax fees[3]	$—	100%	$—	100%
All other fees	$—	—	$—	—
Total fees	$970,000	100%	$—	100%

1 Includes professional services for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements that only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance and review of documents filed with the SEC.
2 Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.
3 The Company retains another accounting firm to provide tax return preparation services, except as noted.
*As discussed under Proposal 5, EY served as the Company’s independent auditor for fiscal 2016 only.
Audit and Non-Audit Service Approval Policy
In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations, the Audit Committee has adopted procedures for the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm.
Audit Services. The Audit Committee annually approves specified audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by the Audit Committee. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, which historically have been provided by our independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee annually approves specified audit- related services within established fee levels. All other audit-related services must be pre-approved by the Audit Committee.
Tax Fees. The Company retains an independent registered public accounting firm other than KPMG LLP to provide tax services, except as noted.
All Other Services. Other services, if any, are services provided by our independent registered public accounting firm that do not fall within the established audit, audit-related and tax services categories. The Audit Committee may pre-approve specified other services that do not fall within any of the specified prohibited categories of services.
Procedures for Approval of Services
All requests for services that are to be provided by our independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to both the President and the Chairman of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC and PCAOB rules on auditor independence.
OTHER BUSINESS
Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board does not know are to be presented at the meeting by others.
Annual Report
The Annual Report to Stockholders, which includes our consolidated financial statements for the year ended December 31, 2016, has been made available to all stockholders. The Annual Report is not a part of the proxy solicitation material.
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING
Any proposal that a stockholder intends to present at the 2018 Annual Meeting of Stockholders must be submitted to the Corporate Secretary of the Company no later than December 4, 2017 in order to be considered timely received, although this date may change if our 2018 Annual Meeting is more than 30 days earlier or later than May 25, 2018.
Under our By-laws, stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. Failure to comply with our By-law procedures and deadlines may preclude presentation of the matter at the meeting. Please see “Corporate Governance - Website Availability of Governance Documents” for information on how to access a copy of our By-laws.

By Order of the Board of Directors
Peter R. Buchler, Secretary

Appendix A

ORION GROUP HOLDINGS, INC.
2017 LONG TERM INCENTIVE PLAN

TABLE OF CONTENTS

1.	Purpose	1
2.	Definitions	1
3.	Administration	5
	(a) Authority of the Committee	5
	(b) Manner of Exercise of Committee Authority	5
	(c) Limitation of Liability	6
4.	Stock Subject to Plan	6
	(a) Overall Number of Shares Available for Delivery	6
	(b) Application of Limitation to Grants of Awards	6
	(c) Availability of Shares Not Issued under Awards	6
	(d) Stock Offered	7
5.	Eligibility; Per Person Award Limitations	7
6.	Specific Terms of Awards.	7
	(a) General	7
	(b) Options	7
	(c) Stock Appreciation Rights	8
	(d) Restricted Stock	10
	(e) Restricted Stock Units	10
	(f) Bonus Stock and Awards in Lieu of Obligations	11
	(g) Dividend Equivalents	11
	(h) Other Stock-Based Awards	11
7.	Certain Provisions Applicable to Awards	12
	(a) Termination of Employment	12
	(b) Stand-Alone, Additional, Tandem, and Substitute Awards	12
	(c) Term of Awards	12
	(d) Form and Timing of Payment under Awards; Deferrals	12
	(e) Exemptions from Section 16(b) Liability	12
	(f) Non-Competition Agreement	13
	(g) Repricing …………………………………………………………………..........	13
8.	Performance and Annual Incentive Awards	13
	(a) Performance Conditions	13
	(b) Performance Awards Granted to Designated Covered Employees	13
	(c) Annual Incentive Awards Granted to Designated Covered Employees	15
	(d) Written Determinations	16
	(e) Status of Subsection 8(b) and Subsection 8(c) Awards under
	Section 162 (m) of the Code	16
9.	Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization	16
	(a) Existence of Plans and Awards	16
	(b) Subdivision or Consolidation of Shares	17
	(c) Corporate Recapitalization.	18
	(d) Additional Issuances	18
	(e) Change in Control	18
	(f) Change in Control Price	19
10.	General Provisions	19

(a) Transferability.	19
(b) Taxes	20
(c) Changes to this Plan and Awards	21
(d) Limitation on Rights Conferred under Plan	21
(e) Unfunded Status of Awards	21
(f) Nonexclusivity of this Plan	21
(h) Fractional Shares	21
(i) Severability	22
(j) Governing Law	22
(l) Conditions to Delivery of Stock	22
(m) Plan Effective Date	22

ORION GROUP HOLDINGS, INC.
2017 Long Term Incentive Plan

1.Purpose. The purpose of the Orion Group Holdings, Inc. 2017 Long Term Incentive Plan (the “Plan”) is to provide a means through which Orion Group Holdings, Inc., a Delaware corporation (the “Company”), and its Subsidiaries may attract and retain able persons as employees, directors and consultants of the Company, and its Subsidiaries, and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Company, and its Subsidiaries, rest, and whose present and potential contributions to the welfare of the Company, and its Subsidiaries, are of importance, can acquire and maintain stock ownership, or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the welfare of the Company, and its Subsidiaries, and their desire to remain employed. A further purpose of this Plan is to provide such employees, directors and consultants with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, this Plan primarily provides for the granting of Incentive Stock Options, options which do not constitute Incentive Stock Options, Restricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights or any combination of the foregoing, as is best suited to the circumstances of the particular individual as provided herein.

2.Definitions. For purposes of this Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

(a)“Annual Incentive Award” means a conditional right granted to a Participant under Subsection 8(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified year.

(b)“Award” means any Option, SAR, Restricted Stock Award, Restricted Stock Unit, Bonus Stock, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under this Plan.

(c)“Beneficiary” means one or more persons, trusts or other entities which have been designated by a Participant, in his or her most recent written beneficiary designation filed with the Committee, to receive the benefits specified under this Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Subsection 10(a) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the persons, trusts or other entities entitled by will or the laws of descent and distribution to receive such benefits.

(d)“Board” means the Company’s Board of Directors.

(e)“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the state of Texas are authorized or obligated by law or executive order to close.

(f)“Change in Control” means the occurrence of any of the following events:

(i)A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Subsection 2(f)(ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this Subsection 2(f)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (B) any acquisition by investors in the Company for financing purposes, as determined by the Committee in its sole discretion. This Subsection 2(f) (i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

(ii)A “change in the effective control of the Company” which shall occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, except for (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (2) any acquisition by investors in the Company for financing purposes, as determined by the Committee in its sole discretion; or (B) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Subsection 2(f)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Subsection 2(f)(i) above.

(iii)A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to the Nonqualified Deferred Compensation Rules, shall not constitute a Change in Control.

        For purposes of this Subsection 2(f), the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. In addition, for purposes of this Subsection 2(f) and except as otherwise provided in an Award agreement, “Company” includes (x) the Company, (y) the entity for whom a Participant performs the services for which an Award is granted, and (z) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of the Company or the entity identified in (y) above, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company or the entity identified in (y) above.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h)“Committee” means the Compensation Committee of the Board or such other committee of two or more directors as designated by the Board to administer this Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be (i) a “nonemployee director” within the meaning of Rule 16b-3, and (ii) an “outside director” as defined under section 162(m) of the Code unless administration of this Plan by “outside directors” is not then required in order to qualify for tax deductibility under section 162(m) of the Code.

(i)“Covered Employee” means an Eligible Person who is a Covered Employee as specified in Subsection 8(e) of this Plan.

(j)“Dividend Equivalent” means a right, granted to a Participant under Subsection 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(k)“Effective Date” means the day the stockholders of the Company approve the Plan.

(l)“Eligible Person” means all officers and employees of the Company or of any Subsidiary, and other persons who provide services to the Company or any of its Subsidiaries, including directors of the Company. An employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in this Plan.

(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(n)“Fair Market Value” means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing price of the Common Stock as reported on the stock exchange composite tape on that date (or if no sales occur on that date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded; (iii) notwithstanding clause (i) or (ii), the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules; or (iv) on the date of an initial public offering of Stock, the offering price under such initial public offering.

(o)“Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of section 422 of the Code or any successor provision thereto.

(p)“Nonqualified Deferred Compensation Rules” means the limitations or requirements of section 409A of the Code and the regulations promulgated thereunder.

(q)“Option” means a right, granted to a Participant under Subsection 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(r)“Other Stock-Based Awards” means Awards granted to a Participant under Subsection 6(h) hereof.

(s)“Participant” means a person who has been granted an Award under this Plan which remains outstanding, including a person who is no longer an Eligible Person.

(t)“Performance Unit” means a right, granted to a Participant under Section 8 hereof, to receive Awards based upon performance criteria specified by the Committee.

(u)“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity; a Person, together with that Person’s Affiliates and Associates (as those terms are defined in Rule 12b-2 under the Exchange Act), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with such Person, shall be deemed a single “Person.”

(v) “Qualified Member” means a member of the Committee who is a “nonemployee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Treasury Regulation 1.162-27 under section 162(m) of the Code.

(w)“Restricted Stock” means Stock granted to a Participant under Subsection 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(x)“Restricted Stock Unit” means a right, granted to a Participant under Subsection 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(y)“Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under section 16 of the Exchange Act, as from time to time in effect and applicable to this Plan and Participants.

(z)“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

(aa)“Stock” means the Company’s Common Stock, par value $.0001 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 9.

(ab)“Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Subsection 6(c) hereof.

(ac)“Subsidiary” means with respect to the Company, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

3.Administration.

(a)Authority of the Committee. This Plan shall be administered by the Committee except to the extent the Board elects to administer this Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan and Rule 16b-3, the Committee shall have the authority, in its sole and absolute discretion, to (i) adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (ii) determine the Eligible Persons to whom, and the time or times at which, Awards shall be granted; (iii) determine the amount of cash and the number of shares of Stock, Stock Appreciation Rights, Restricted Stock Units or Restricted Stock Awards, or any combination thereof, that shall be the subject of each Award; (iv) determine the terms and provisions of each Award agreement (which need not be identical), including provisions defining or otherwise relating to (A) the term and the period or periods and extent of exercisability of the Options, (B) the extent to which the transferability of shares of Stock issued or transferred pursuant to any Award is restricted, (C) except as otherwise provided herein, the effect of termination of employment, or the service relationship with the Company, of a Participant on the Award, and (D) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (v) accelerate the time of exercisability of any Award that has been granted; (vi) construe the respective Award agreements and the Plan; (vii) make determinations of the Fair Market Value of the Stock pursuant to the Plan; (viii) delegate its duties under the Plan to such agents as it may appoint from time to time, provided that the Committee may not delegate its duties with respect to making Awards to, or otherwise with respect to Awards granted to, Eligible Persons who are subject to section 16(b) of the Exchange Act or section 162(m) of the Code; and (ix) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. Subject to Rule 16b-3 and section 162(m) of the Code, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award, or in any Award agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Subsection 3(a) shall be final and conclusive.

(b)Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to section 16 of the Exchange Act in respect of the Company, or relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of this Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, stockholders, Participants, Beneficiaries, and transferees under Subsection 10(a) hereof or other persons claiming rights from or through a Participant. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under section 162(m) of the Code to fail to so qualify.

(c)Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or a Subsidiary, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the Company or a Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4.Stock Subject to Plan.

(a)Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for issuance in connection with Awards under this Plan shall not exceed 2,400,000 shares.

(b)Application of Limitation to Grants of Awards. No Award may be granted if the number of shares of Stock to be delivered in connection with such Award exceeds the number of shares of Stock remaining available under this Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c)Availability of Shares Not Issued under Awards. Shares of Stock subject to an Award under this Plan that expire or are canceled, forfeited or settled in cash will again be available for Awards under this Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation. Any shares surrendered or withheld for taxes or not delivered due to net settlement of stock options or SARs shall not be available for future grants.

(d)Stock Offered. The shares to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5.Eligibility; Per Person Award Limitations. Awards may be granted under this Plan only to Persons who are Eligible Persons at the time of grant thereof or in connection with the severance or retirement of Eligible Individuals. In each calendar year, during any part of which this Plan is in effect, a Covered Employee may not be granted (a) Awards (including stock options and SARs but not including any Awards the settlement of which is not based on a number of shares of Stock) relating to more than 2,000,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9 and (b) Awards the settlement of which is not based on a number of shares of Stock, having a value determined on the date of grant in excess of $5,000,000.00. Subject to the overall limit of Section 4(a) and any adjustments pursuant to Section 9, the maximum number of shares of Stock that may be issued upon the exercise of stock options granted under this Plan that are intended to qualify as ISOs shall be 2,000,000 shares.

6.Specific Terms of Awards.

(a)General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Subsection 10(c)), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant, or termination of the Participant’s service relationship with the Company, and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under this Plan; provided, however, that the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an Award that is intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code if such discretion would cause the Award to not so qualify.

(b)Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(i)Exercise Price. Each Option agreement shall state the exercise price per share of Stock (the “Exercise Price”); provided, however, that the Exercise Price per share of Stock subject to an ISO shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an individual who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its parent or any subsidiary, 110% of the Fair Market Value per share of the Stock on the date of grant.

(ii)Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including without limitation cash, Stock, other Awards or awards granted under other plans of the Company or any Subsidiary, or other property , and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including, but not limited to, the delivery of Restricted Stock subject to Subsection 6(d). In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued as of the date of exercise.

(iii)ISOs. The terms of any ISO granted under this Plan shall comply in all respects with the provisions of section 422 of the Code. Anything in this Plan to the contrary notwithstanding, no term of this Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify either this Plan or any ISO under section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of this Plan or the approval of this Plan by the Company’s stockholders. Notwithstanding the foregoing, the Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or Subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) subject to any other ISO (within the meaning of section 422 of the Code)) of the Company or a parent or Subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under section 422 of the Code or applicable regulations or rulings from time to time. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISOs are granted. Failure to comply with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

(c)Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:
(i)Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii)Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Subsection 6(c) (ii) (B). That Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms of the Award agreement governing the Option, which shall comply with the following provisions in addition to those applicable to Options:

(A)An SAR granted in connection with an Option shall be exercisable only at such time or times and only to the extent that the related Option is exercisable.

(B)Upon the exercise of an SAR related to an Option, a Participant shall be entitled to receive payment from the Company of an amount determined by multiplying:
(1)the difference obtained by subtracting the exercise price of a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by

(2)the number of shares as to which that SAR has been exercised.

(iii)Right Without Option. An SAR granted independent of an Option shall be exercisable as determined by the Committee and set forth in the Award agreement governing the SAR, which Award agreement shall comply with the following provisions:

(A)Each Award agreement shall state the total number of shares of Stock to which the SAR relates.

(B)Each Award agreement shall state the time or periods in which the right to exercise the SAR or a portion thereof shall vest and the number of shares of Stock for which the right to exercise the SAR shall vest at each such time or period.

(C)Each Award agreement shall state the date at which the SARs shall expire if not previously exercised.

(D)Each SAR shall entitle a participant, upon exercise thereof, to receive payment of an amount determined by multiplying:

(1)the difference obtained by subtracting the Fair Market Value of a share of Stock on the date of grant of the SAR from the Fair Market Value of a share of Stock on the date of exercise of that SAR, by

(2)the number of shares as to which the SAR has been exercised.
(iv)Terms. Except as otherwise provided herein, the Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards.

(d)Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)Certificates for Stock. Restricted Stock granted under this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(iii)Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require or permit a Participant to elect that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under this Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants, which are rights to receive Stock or cash, as determined by the Committee, at the end of a specified deferral period, subject to the following terms and conditions:
(i)Award and Restrictions. Settlement of an Award of Restricted Stock Units shall occur upon expiration of the deferral period specified for such Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Restricted Stock Units shall be satisfied by the delivery of cash or Stock in the amount equal to the Fair Market Value of the specified number of shares of Stock covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Restricted Stock Units shall be either (A) paid with respect to such Restricted Stock Units on the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Stock Units and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

(f)Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer of the Company or a Subsidiary in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

(g)Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. However, in no case will dividend equivalents granted in conjunction with a performance-contingent award be paid before that award is earned.

(h)Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of this Plan, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Subsection 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, on a freestanding basis or as an element of or supplement to any other Award under this Plan, may also be granted pursuant to this Subsection 6(h).

7.Certain Provisions Applicable to Awards.

(a)Termination of Employment. Except as provided herein, the treatment of an Award upon a termination of employment or any other service relationship by and between a Participant and the Company or any Subsidiary shall be specified in the agreement controlling such Award.

(b)Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under this Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Subsidiary, in which the value of Stock subject to the Award is equivalent in value to the cash compensation, or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered. Any exchange or replacement Award, however, is subject to the prohibition against repricing included in Subsection 7(g) below.

(c)Term of Awards. Except as specified herein, the term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under section 422 of the Code).

(d)Form and Timing of Payment under Awards; Deferrals. Subject to the terms of this Plan and any applicable Award agreement, payments to be made by the Company or a Subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Except as otherwise provided herein, the settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Subsection 10(c) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. This

Plan shall not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(e)Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to section 16 of the Exchange Act shall be exempt from such section pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under section 16(b) of the Exchange Act.

(f)Non-Competition Agreement. Each Participant to whom an Award is granted under this Plan may be required to agree in writing as a condition to the granting of such Award not to engage in conduct in competition with the Company or any of its Subsidiaries for a period after the termination of such Participant’s employment with the Company and its Subsidiaries as determined by the Committee.

(g)Repricing. Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

8.Performance and Annual Incentive Awards.

(a)Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Subsections 8(b) and 8(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under section 162(m) of the Code.

(b)Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award may be contingent upon achievement of preestablished performance goals and other terms set forth in this Subsection 8(b).

(i)Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Subsection 8(b). Performance goals shall be objective and shall otherwise meet the requirements of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)Business and Individual Performance Criteria.

(A)Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues, (3) increase in revenues; (4) increase in cash flow; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income before taxes; (15) net income after taxes; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return; (20) debt reduction; (21) market share; (22) change in the Fair Market Value of the Stock; and (23) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Subsection 8(c) hereof.

(B)Individual Performance Criteria. The grant, exercise and/or settlement of Performance Awards may also be contingent upon individual performance goals established by the Committee. If required for compliance with section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.

(iii)Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

(iv)Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the criteria set forth in Subsection 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Subsection 8(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.

(v)Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of (A) the Performance Award pool, and the maximum amount of the potential Performance Award payable to each Participant in the Performance Award pool, or (B) the amount of the potential Performance Award otherwise payable to each Participant. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Subsection 8(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c)Annual Incentive Awards Granted to Designated Covered Employees. If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Subsection 8(c).

(i)Potential Annual Incentive Awards. Not later than the end of the 90th day of each applicable year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under section 162(m) of the Code, the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Subsection 8(c)(i) hereof or as individual Annual Incentive Awards. The amount potentially payable, with respect to Annual Incentive Awards, shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Subsection 8(b)(ii) hereof in the given performance year, as specified by the Committee.
(ii)Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Subsection 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Subsection 8(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(iii)Payout of Annual Incentive Awards. After the end of each applicable year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of the potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (A) the amount of the potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under section 162(m) of the Code. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of the applicable year or settlement of such Annual Incentive Award.

(d)Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, the achievement of performance goals relating to Performance Awards under Subsection 8(b), the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards, the achievement of performance goals relating to Annual Incentive Awards under Subsection 8(c) shall be made in writing in the case of any Award intended to qualify under section 162(m) of the Code. The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

(e)Status of Subsection 8(b) and Subsection 8(c) Awards under Section 162(m) of the Code. It is the intent of the Company that Performance Awards and Annual Incentive Awards under Subsections 8(b) and 8(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder. Accordingly, the terms of Subsections 8(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, who is likely to be a Covered Employee with respect to that fiscal year. If any provision of this Plan as in effect on the date of adoption or any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with section 162(m) of the Code does not comply or is inconsistent with the requirements of section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

9.Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a)Existence of Plans and Awards. The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)Subdivision or Consolidation of Shares. The terms of an Award and the number of shares of Stock authorized pursuant to Section 4 for issuance under the Plan shall be subject to adjustment from time to time, in accordance with the following provisions:

(i)If at any time, or from time to time, the Company shall subdivide as a whole (by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then (A) the maximum number of shares of Stock available in connection with the Plan or Awards as provided in Sections 4 and 5 shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be increased proportionately, and (C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii)If at any time, or from time to time, the Company shall consolidate as a whole (by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, (A) the maximum number of shares of Stock available in connection with the Plan or Awards as provided in Sections 4 and 5 shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be decreased proportionately, and (C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(iii)Whenever the number of shares of Stock subject to outstanding Awards and the price for each share of Stock subject to outstanding Awards are required to be adjusted as provided in this Subsection 9(b), the Committee shall promptly prepare, and deliver to each Participant, a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, other securities, cash, or property purchasable subject to each Award after giving effect to the adjustments.

(iv)Adjustments under Subsections 9(b) (i) and (ii) shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interest shall be issued under the Plan on account of any such adjustments.

(c)Corporate Recapitalization.

(i)If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Stock covered by an Option or an SAR theretofore granted shall be adjusted so that such Option or SAR shall thereafter cover the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the holder had been the holder of record of the number of shares of Stock then covered by such Option or SAR and the share limitations provided in Sections 4 and 5 shall be adjusted in a manner consistent with the recapitalization.

(ii)In the event of a Change in Control or any changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 9, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Stock, the share limitations provided in Sections 4 and 5 may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(d)Additional Issuances. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

(e)Change in Control. Upon a Change in Control the Committee, acting in its sole discretion without the consent or approval of any holder, shall affect one or more of the following alternatives, which may vary among individual holders and which may vary among Options or SARs (collectively “Grants”) held by any individual holder: (i) accelerate the time at which Grants then outstanding may be exercised so that such Grants may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Grants and all rights of holders thereunder shall terminate, (ii) require the mandatory surrender to the Company by selected holders of some or all of the outstanding Grants held by such holders (irrespective of whether such Grants are then exercisable under the provisions of this Plan) as of a date, before or after such Change in Control, specified by the Committee, in which event the Committee shall thereupon cancel such Grants and pay to each holder an amount of cash per share equal to the excess, if any, of the amount calculated in Subsection 9(f) (the “Change in Control Price”) of the shares subject to such Grants over the exercise price(s) under such Grants for such shares, or (iii) make such adjustments to Grants then outstanding as the Committee deems appropriate to reflect such Change in Control; provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Grants then outstanding; provided, further, however, that the right to make such adjustments shall include, but not be limited to, the modification of Grants such that the holder of the Grant shall be entitled to purchase or receive (in lieu of the total shares or other consideration that the holder would otherwise be entitled to purchase or receive under the Grant (the “Total Consideration”)), the number of shares of stock, other securities, cash or property to which the Total Consideration would have been entitled to in connection with the Change in Control (A) (in the case of Options), at an aggregate exercise price equal to the exercise price that would have been payable if the total shares had been purchased upon the exercise of the Grant immediately before the consummation of the Change in Control and (B) (in the case of SARs) if the SARs had been exercised immediately before the consummation of the Change in Control.

(f)Change in Control Price. The “Change in Control Price” shall equal the amount determined in clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the per share price offered to holders of Stock in any merger or consolidation, (ii) the per share value of the Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control takes place, or (v) if such Change in Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Subsection 9(f), the Fair Market Value per share of the shares that may otherwise be obtained with respect to such Grants or to which such Grants track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Grants. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subsection 9(f) or Subsection 9(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

10.General Provisions.

(a)Transferability.

(i)Permitted Transferees. The Committee may, in its discretion, permit a Participant to transfer all or any portion of an Option, or authorize all or a portion of an Option to be granted to an Eligible Person to be on terms which permit transfer by such Participant; provided that, in either case the transferee or transferees must be any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, in each case with respect to the Participant, any person sharing the Participant’s household (other than a tenant or employee of the Company), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, or any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (collectively, “Permitted Transferees”); provided further that, (X) there may be no consideration for any such transfer and (Y) subsequent transfers of Options transferred as provided above shall be prohibited except subsequent transfers back to the original holder of the Option and transfers to other Permitted Transferees of the original holder. Agreements evidencing Options with respect to which such transferability is authorized at the time of grant must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Subsection 10(a)(i).

(ii)Qualified Domestic Relations Orders. An Option, Stock Appreciation Right, Restricted Stock Unit Award, Restricted Stock Award or other Award may be transferred, to a Permitted Transferee, pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order.

(iii)Other Transfers. Except as expressly permitted by Subsections 10(a)(i) and 10(a)(ii), Awards shall not be transferable other than by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 10, an Incentive Stock Option shall not be transferable other than by will or the laws of descent and distribution.

(iv)Effect of Transfer. Following the transfer of any Award as contemplated by Subsections 10(a)(i), 10(a)(ii) and 10(a)(iii), (A) such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Participant” shall be deemed to refer to the Permitted Transferee, the recipient under a qualified domestic relations order, or the estate or heirs of a deceased Participant, as applicable, to the extent appropriate to enable the Participant to exercise the transferred Award in accordance with the terms of this Plan and applicable law and (B) the provisions of the Award relating to exercisability shall continue to be applied with respect to the original Participant and, following the occurrence of any applicable events described therein the Awards shall be exercisable by the Permitted Transferee, the recipient under a qualified domestic relations order, or the estate or heirs of a deceased Participant, as applicable, only to the extent and for the periods that would have been applicable in the absence of the transfer.

(v)Procedures and Restrictions. Any Participant desiring to transfer an Award as permitted under Subsections 10(a) (i), 10(a) (ii) or 10(a) (iii) shall make application therefor in the manner and time specified by the Committee and shall comply with such other requirements as the Committee may require to assure compliance with all applicable securities laws. The Committee shall not give permission for such a transfer if (A) it would give rise to short swing liability under section 16(b) of the Exchange Act or (B) it may not be made in compliance with all applicable federal, state and foreign securities laws.

(vi)Registration. To the extent the issuance to any Permitted Transferee of any shares of Stock issuable pursuant to Awards transferred as permitted in this Subsection 10(a) is not registered pursuant to the effective registration statement of the Company generally covering the shares to be issued pursuant to this Plan to initial holders of Awards, the Company shall not have any obligation to register the issuance of any such shares of Stock to any such transferee.

(b)Taxes. The Company and any Subsidiary is authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, including from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(c)Changes to this Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of stockholders or Participants, except that any amendment or alteration to this Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to this Plan to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in this Plan; provided, however, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 9 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

(d)Limitation on Rights Conferred under Plan. Neither this Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary, (ii) interfering in any way with the right of the Company or a Subsidiary to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under this Plan or to be treated uniformly with other Participants or employees or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(e)Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan for certain incentive awards.

(f)Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under section 162(m) of the Code. Nothing contained in this Plan shall be construed to prevent the

Company or any Subsidiary from taking any corporate action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award made under this Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(g)Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h)Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. If any of the terms or provisions of this Plan or any Award agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to section 16(b) of the Exchange Act) or section 422 of the Code (with respect to Incentive Stock Options), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or section 422 of the Code. With respect to Incentive Stock Options, if this Plan does not contain any provision required to be included herein under section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, that Option (to that extent) shall be deemed an Option not subject to section 422 of the Code for all purposes of the Plan.

(i)Governing Law. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

(j)Conditions to Delivery of Stock. Nothing herein or in any Award granted hereunder or any Award agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. At the time of any exercise of an Option or Stock Appreciation Right, or at the time of any grant of a Restricted Stock Award, Restricted Stock Unit, or other Award the Company may, as a condition precedent to the exercise of such Option or Stock Appreciation Right or settlement of any Restricted Stock Award, Restricted Stock Unit or other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect.

(k)Plan Effective Date. This Plan has been adopted by the Board and will become effective upon approval of the stockholders of the Company. No Awards may be granted under the Plan on or after the tenth anniversary of the Effective Date. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10 (c)), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

Executed this 25th day of May, 2017.

ORION GROUP HOLDINGS, INC.

By:
Mark R. Stauffer
President and Chief Executive Officer